EXHIBIT 4(A)
                                                        TO FORM 10-Q,
                                                        1ST QUARTER 1998


                             TERM LOAN AGREEMENT



                         dated as of March 31, 1998



                                    among



                         BANGOR ENERGY RESALE, INC.,



                              BANKBOSTON, N.A.



                                     and



         the other lending institutions listed on SCHEDULE 1 hereto



                                     and



                         BANKBOSTON, N.A., as Agent




                              TABLE OF CONTENTS



Section 1.       DEFINITIONS AND RULES OF INTERPRETATION.           1
     Section 1.1.  DEFINITIONS.                                     1
     Section 1.2.  Rules of Interpretation.                        14
Section 2.       THE TERM LOAN.                                    15
     Section 2.1.  Commitment to Lend.                             15
     Section 2.2.  The Term Notes.                                 15
     Section 2.3.  Mandatory Payments of Principal of Term Loan.   16
     Section 2.4.  Optional Prepayment of Term Loan.               17
     Section 2.5.  Interest on Term Loan.                          17
     Section 2.6.  Notification by Borrower.                       18
     Section 2.7.  Conversion Options.                             18
Section 3.  CERTAIN GENERAL PROVISIONS.                            19
     Section 3.1.  Fees.                                           19
     Section 3.2.  Payments.                                       19
     Section 3.3.  No Offset, etc.                                 19
     Section 3.4.  Computations.                                   20
     Section 3.5.  Interest Limitation.                            20
     Section 3.6.  Indemnity.                                      20
     Section 3.7.  Inability to Determine LIBOR Rate.              21
     Section 3.8.  Illegality.                                     21
     Section 3.9.  Additional Costs, etc.                          22
     Section 3.10.  Capital Adequacy.                              23
     Section 3.11.  Certificate.                                   23
     Section 3.12.  Overdue Interest.                              24
     Section 3.13.  Replacement Banks; Mitigation.                 24
Section 4.  SECURITY AND GUARANTY.                                 25
     Section 4.1.  Security of Borrower.                           25
     Section 4.2.  Guaranty.                                       25
Section 5.  REPRESENTATIONS AND WARRANTIES.                        25
     Section 5.1.  Corporate Authority.                            25
     Section 5.2.  Permits and Governmental Authority.             26
     Section 5.3.  Title to Properties; Leases.                    26
     Section 5.4.  Financial Statements Projections; Solvency.     26
     Section 5.5.  No Material Changes, Etc.                       27
     Section 5.6.  Franchises, Patents, Copyrights, Etc.           27
     Section 5.7.  Litigation.                                     27
     Section 5.8.  No Materially Adverse Contracts, Etc.           28
     Section 5.9.  Compliance With Other Instruments, Laws, Etc.   28
     Section 5.10.  Tax Status.                                    28
     Section 5.11.  No Event of Default.                           28
     Section 5.12.  Governmental Regulation.                       28
     Section 5.13.  Absence of Financing Statements, Etc.          29
     Section 5.14.  Perfection of Security Interests.              29
     Section 5.15.  Certain Transactions.                          29
     Section 5.16.  Compliance with ERISA.                         29
     Section 5.17.  Use of Proceeds.                               29
     Section 5.18.  Subsidiaries, etc.                             30
     Section 5.19.  Disclosure.                                    30
     Section 5.20.  Open Market Purchases.                         30
     Section 5.21.  No Amendment to Documents; Documents in Full
     Force.                                                        30
Section 6.  AFFIRMATIVE COVENANTS OF THE BORROWER.                 30
     Section 6.1.  Punctual Payment.                               30
     Section 6.2.  Records and Accounts.                           31
     Section 6.3.  Financial Statements, Certificates and Other
     Information.                                                  31
     Section 6.4.  Corporate Existence and Conduct of Business.    32
     Section 6.5.  Maintenance of Properties.                      32
     Section 6.6.  Maintenance of Office.                          33
     Section 6.7.  Insurance.                                      33
     Section 6.8.  Taxes.                                          33
     Section 6.9.  Inspection of Properties, Books, and Contracts. 33
     Section 6.10.  Compliance with Laws, Contracts, Licenses and
     Permits.                                                      33
     Section 6.11.  Notice of Default.                             34
     Section 6.12.  Environmental Events.                          34
     Section 6.13.  Notification of Claim against Collateral.      34
     Section 6.14.  Notice of Litigation and Judgments.            34
     Section 6.15.  Use of Proceeds.                               34
     Section 6.16.  Lockbox Account.                               34
     Section 6.17.  Interest Rate Protection.                      36
     Section 6.18.  Maintenance of Working Capital Reserve.        36
     Section 6.19.  Further Assurances.                            36
Section 7.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.            37
     Section 7.1.  Restrictions on Indebtedness.                   37
     Section 7.2.  Restrictions on Liens.                          37
     Section 7.3.  Restrictions on Investments.                    38
     Section 7.4.  Merger, Consolidations, Sales.                  39
     Section 7.5.  Distributions.                                  39
     Section 7.6.  Sale and Leaseback.                             39
     Section 7.7.  Amendment to Unitil Contract and Acquisition
     Documents.                                                    40
     Section 7.8.                                        Business
     Activities.                                                   40
     Section 7.9.  Fiscal Year.                                    40
     Section 7.10.  Transactions with Affiliates.                  40
     Section 7.11.  Bank Accounts.                                 40
     Section 7.12.  No Changes to Corporate Documents.             40
Section 8.  FINANCIAL COVENANTS                                    40
     Section 8.1.  Net Worth.                                      41
     Section 8.2.  Debt Service Ratio.                             41
     Section 8.3.  Capital Expenditures.                           41
Section 9.  CLOSING CONDITIONS.                                    41
     Section 9.1.  Loan Documents etc.                             41
     Section 9.2.  Representations and Warranties.                 41
     Section 9.3.  Performance; No Default.                        42
     Section 9.4.  Certified Copies of Charter Documents.          42
     Section 9.5.  Proof of Corporate Action.                      42
     Section 9.6.  Incumbency Certificate.                         42
     Section 9.7.  Legality.                                       42
     Section 9.8.  Certificates of Insurance.                      42
     Section 9.9.  Validity of Liens.                              43
     Section 9.10.  Perfection Certificate; UCC Search Results.    43
     Section 9.11.  Borrower's and Guarantor's Financial Statement.43
     Section 9.12.  Proceedings and Documents.                     43
     Section 9.13.  Other Consents and Approvals.                  43
     Section 9.14.  Opinions of Counsel.                           43
     Section 9.15.  Disbursement Instructions.                     44
     Section 9.16.  No Legal Impediment.                           44
     Section 9.17.  Interest Rate Protection Arrangements.         44
     Section 9.18.  Receipt of FERC Notification.                  44
     Section 9.19.  Revision of Power Sale Agreement.              44
     Section 9.20.  Evidence of Revision of Code of Conduct        44
Section 10.  EVENTS OF DEFAULT; ACCELERATION.                      44
     Section 10.1.  Events of Default.                             44
     Section 10.2.  Remedies.                                      47
     Section 10.3.  Distribution of Collateral Proceeds.           48
Section 11.  SETOFF.                                               48
Section 12.  THE AGENT.                                            49
     Section 12.1.  Authorization.                                 49
     Section 12.2.  Employees and Agents.                          50
     Section 12.3.  No Liability.                                  50
     Section 12.4.  No Representations.                            50
     Section 12.5.  Payments.                                      50
     Section 12.6.  Holders of Notes.                              51
     Section 12.7.  Indemnity.                                     52
     Section 12.8.  Agent as Bank.                                 52
     Section 12.9.  Resignation.                                   52
     Section 12.10.  Notification of Defaults and Events of Default.
     52
     Section 12.11.  Duties in the Case of Enforcement.            52
Section 13.  EXPENSES AND INDEMNIFICATION.                         53
     Section 13.1.  Expenses.                                      53
     Section 13.2.  Indemnification.                               54
     Section 13.3  Survival.                                       54
Section 14.  TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.        55
     Section 14.1.  Sharing of Information with Section 20 Subsidiary.
     55
     Section 14.2.  Confidentiality.                               55
     Section 14.3.  Prior Notification.                            55
     Section 14.4.  Other.                                         56
Section 15.  SURVIVAL OF COVENANTS, ETC.                           56
Section 16.  ASSIGNMENT AND PARTICIPATION.                         56
     Section 16.1.  Conditions to Assignment by Banks.             56
     Section 16.2.  Certain Representations and Warranties; Limitations;
     Covenants.                                                    57
     Section 16.3.  Register.                                      58
     Section 16.4.  New Notes.                                     58
     Section 16.5.  Participations.                                58
     Section 16.6.  Disclosure.                                    59
     Section 16.7.  Assignee or Participant Affiliated with the
     Borrower.                                                     59
     Section 16.8.  Miscellaneous Assignment Provisions.           60
     Section 16.9.  Assignment by Borrower.                        60
Section 17.  NOTICES, ETC.                                         60
Section 18.  GOVERNING LAW.                                        62
Section 19.  HEADINGS.                                             62
Section 20.  COUNTERPARTS.                                         62
Section 21.  ENTIRE AGREEMENT, ETC.                                62
Section 22.  WAIVER OF JURY TRIAL.                                 62
Section 23.  CONSENTS, AMENDMENTS, WAIVERS, ETC.                   63
Section 24.  SEVERABILITY.                                         63



                             TERM LOAN AGREEMENT


     TERM LOAN AGREEMENT, dated as of March 31, 1998, among BANGOR ENERGY RESALE, INC., a Maine corporation having its chief executive office at 33 State Street, P.O. Box 932, Bangor, Maine 04402 (the "BORROWER"), BANKBOSTON, N.A., a national banking association and the other lending institutions listed on SCHEDULE 1 hereto and BankBoston, N.A. as agent for itself and such other lending institutions.

Section 1.     DEFINITIONS AND RULES OF INTERPRETATION.

Section 1.1.   DEFINITIONS.

          ACCOUNTANTS.  See Section 6.3(a).

          ACQUISITION. The acquisition by the Borrower on the Acquisition Closing Date of all of Bangor's right, titles and interest under the Unitil Contract pursuant to the Acquisition Documents.

          ACQUISITION CLOSING DATE. The first date on which the conditions set forth on the Unitil Contract Assignment have been satisfied and the Acquisition has occurred.

          ACQUISITION DOCUMENTS. Collectively, the Rate Schedule Agreement, the Unitil Contract Assignment, the Service Agreement and all agreements and documents required to be entered into or delivered pursuant thereto or in connection with the Acquisition, each in the form delivered to the Agent on the Acquisition Closing Date.

          AFFECTED BANK.  See Section 3.13(a).

          AFFILIATE. Affiliate of a specified Person means any other Person that, directly or indirectly, controls or is controlled by or is under common control with the Person in question or who holds or beneficially owns ten percent (10%) or more of the equity interest in the specified Person or ten percent (10%) or more of any class of voting securities of the specified Person.

          AGENT'S HEAD OFFICE. The Agent's head office located at 100 Federal Street, Boston, Massachusetts, or at such other location as the Agent may designate from time to time.

          AGENT.  BankBoston, N.A., acting as Agent for the Banks.

          AGREEMENT. This Term Loan Agreement, together with all Exhibits and Schedules hereto, as amended or supplemented from time to time.

          APPLICABLE LAWS.  See Section 6.10.

          ASSIGNMENT AND ACCEPTANCE.  See Section 16.

          BALANCE SHEET DATE.  December 31, 1997.

          BANGOR. Bangor Hydro-Electric Company, a Maine corporation and the parent corporation of the Borrower.

          BANKS. BKB and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to Section 16 hereof.

          BASE RATE. The higher of (a) the annual rate of interest announced from time to time by BKB at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

          BASE RATE LOANS. All or any portion of the Term Loan bearing interest calculated by reference to the Base Rate.

          BKB. BankBoston, N.A., a national banking association, in its individual capacity.

          BORROWER.  See Preamble.

          BUSINESS DAY. Any day on which commercial banking institutions in Boston, Massachusetts are open for the conduct of normal banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

          CAPITAL ASSETS. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

          CAPITAL EXPENDITURES. Amounts paid or Indebtedness incurred by the Borrower in connection with (a) the purchase or lease by the Borrower of Capital Assets that would be required to be capitalized and shown on the balance sheet of the Borrower in accordance with generally accepted accounting principles or (b) the lease of any assets by the Borrower as lessee under any synthetic lease to the extent that such assets would have been Capital Assets had the synthetic lease been treated for accounting purposes as a Capitalized Lease.

          CAPITALIZED LEASES. Leases under which the Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

          CASH COLLATERAL ACCOUNT. That certain cash collateral account of the Borrower maintained by the Agent and subject to the Cash Collateral Agreement.

          CASH COLLATERAL AGREEMENT. That certain Cash Collateral Agreement dated the Closing Date between the Borrower and the Agent.

          CHASE. The Chase Manhattan Bank (formerly known as Chemical Bank), in its capacity as administrative agent under the Chase Credit Agreement.

          CHASE BANKS.  As defined in the definition of Chase Credit
     Agreement.

          CHASE CREDIT AGREEMENT. That certain Credit Agreement dated as of June 30, 1995 (as amended by the First Amendment thereto dated as of October 2, 1995, the Second Amendment thereto dated as of June 6, 1997 and the Third Amendment thereto dated as of November 30, 1997) among Bangor, the several banks from time to time parties thereto (the "CHASE BANKS"), Chase and Fleet Bank of Maine and BKB as co-agents.

          CHASE CONSENT. That certain consent letter dated or to be dated on or prior to the Closing Date among Bangor, Chase and the Chase Banks, and in form and substance satisfactory to the Agent.

          CLOSING DATE.  The first day on which the conditions set forth in
     Section 9 have been satisfied and the Term Loan is to be made.

          CODE. The Internal Revenue Code of 1986, as amended and in effect from time to time.

          COLLATERAL. All of the property, rights and interests of the Borrower that are or are intended to be subject to the security interests created by the Security Documents.

          COLLATERAL ASSIGNMENT. The Collateral Assignment of Contracts, dated the Closing Date, between the Borrower and the Agent, and substantially in the form of EXHIBIT A.

          CONVERSION REQUEST. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue all or any portion of the Term Loan in accordance with Section 2.7.

          DEBT SERVICE RATIO.  As at any date of determination, the ratio of
     (a) (i) the actual cash payments made by Unitil to the Borrower for System Power pursuant to the terms of the Unitil Contract for such period, minus (ii) all costs and expenses incurred or to be incurred by the Borrower in such period for such System Power (including, without limitation, all costs and expenses relating thereto under the Service Agreement as if the Substitute Rate Schedule referenced therein were then in effect) to (b) Total Debt Service of the Borrower for such period (exclusive of Total Debt Service attributable to any amounts required to be paid by the Borrower pursuant to the last two sentences of Section 16.5 hereof) less any interest income earned for such period.

          DEFAULT(S).  See Section 10.

          DELINQUENT BANK.  See Section 12.5.

          DISTRIBUTION. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; or the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, the return of capital by the Borrower to its shareholders as such; any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

          DOLLARS OR $. Dollars in lawful currency of the United States of America.

          DOMESTIC LENDING OFFICE. Initially, the office of each Bank designated as such on SCHEDULE 1 hereto; and, after such Bank has provided the Borrower and the Agent with written notice of a change in the office, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

          DRAWDOWN DATE. The date on which the Term Loan is made or is to be made, and the date on which all or any portion of the Term Loan is converted or continued in accordance with Section 2.7.

          ELIGIBLE ASSIGNEE. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, Provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or Person (not being an individual), in each case approved by the Agent, such approval not to be unreasonably withheld.

          EMPLOYEE BENEFIT PLAN, (or "PLAN"). Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

          ENVIRONMENTAL LAWS. Any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any United States, state or local or any other statute, regulation, ordinance, order or decree relating to health, safety or the environment.

          ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

          ERISA AFFILIATE. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.

          ERISA REPORTABLE EVENT. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder.

          EVENT(S) OF DEFAULT.  See Section 10.

          FEE LETTER. That certain fee letter dated as of the Closing Date between the Agent and the Borrower.

          FERC.  The Federal Energy Regulatory Commission and its successors.

          FERC LETTER. That certain letter dated December 17, 1997 from FERC to Wright & Talisman (referencing Docket No. ER 98-463-000) pertaining to, among other things, rate schedule designations, and as delivered to the Agent prior to the Closing Date.

          FERC NOTICE. That certain Notice of Issuance of Order dated December 23, 1997 issued by FERC, in the form delivered to the Agent prior to the Closing Date.

          FERC ORDER. That certain Order Conditionally Accepting For Filing Proposed Market-Based Rates dated December 23, 1997 issued by FERC, in the form delivered to the Agent prior to the Closing Date.

          FERC SUBSEQUENT ORDER. That certain Order Authorizing Transfer of Jurisdiction Facilities dated December 30, 1997 issued by FERC, in the form delivered to the Agent prior to the Closing Date.

          GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR GAAP.  (a) When used in
     Section 5.4, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal period ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in the financial statements for the fiscal period ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles which are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect from time to time and (ii) consistently applied with the past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "GAAP", a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

          GUARANTEED PENSION PLAN. Any employee pension benefit plan with the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA, other than a Multiemployer Plan.

          GUARANTY. The Guaranty, dated the Closing Date, made by Bangor in favor of the Banks and the Agent pursuant to which Bangor guaranties to the Banks and the Agent the payment and performance of the Obligations and in form and substance satisfactory to the Agent.

          HAZARDOUS SUBSTANCES.  Any hazardous waste, as defined by 42 U.S.C.
     Section 6903(5), any hazardous substances as defined by 42 U.S.C.
     Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C.
     Section 9601(33) or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

          INDEBTEDNESS. All obligations, contingent and otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including, without limitation, in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer of any letters of credit.

          INELIGIBLE SECURITIES. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1993 (12 U.S.C. Section 24, Seventh), as amended.

          INTERCREDITOR AGREEMENT. The Intercreditor Agreement, dated or to be dated on or prior to the Closing Date, among Chase and the Agent, and in form and substance satisfactory to the Agent.

          INTEREST PAYMENT DATE. (a) As to any Base Rate Loan, the last day of the calendar month with respect to interest accrued during such calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Base Rate Loan; and (b) as to any LIBOR Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

          INTEREST PERIOD. With respect to all or any relevant portion of the Term Loan, (a) initially, the period commencing on the Drawdown Date of such Term Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower as required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar month; and (ii) for any LIBOR Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to or all or such portion of the Term Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (a) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

               (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

               (c)  if the Borrower shall fail to give notice as provided in
          Section 2.7, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

               (d) any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

               (e) no Interest Period shall extend beyond the Term Loan Maturity Date.

          INVESTMENTS. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other obligations as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

          LIBOR BUSINESS DAY. Any day on which commercial banks, are open for international business (including dealings in Dollar deposits) in London, England or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

          LIBOR LENDING OFFICE. Initially, the office of each Bank designated as such in SCHEDULE 1 hereto; thereafter, and, after such Bank has provided the Borrower and the Agent with written notice of a change in the office, such other office of such Bank that shall be making or maintaining LIBOR Rate Loans.

          LIBOR RATE. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (a) the rate determined by the Agent at which Dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (b) a number equal to 1.00 minus the LIBOR Reserve Rate, if applicable.

          LIBOR Rate Loans. All or any portion of the Term Loan bearing interest calculated by reference to the LIBOR Rate.

          LIBOR RESERVE RATE. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The LIBOR Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Rate.

          LOAN DOCUMENTS. This Agreement, the Term Notes, the Intercreditor Agreement, the Security Documents and the Fee Letter.

          LOAN PERCENTAGE. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate outstanding amount of the Term Loan.

          LOCKBOX AGREEMENT. The Lockbox Agreement dated as of the Closing Date between the Borrower and the Agent and in form and substance satisfactory to the Agent.

          MAJORITY BANKS. As of any date, the Banks holding at least sixty-six percent (66%) of the outstanding principal amount of the Term Loan on such date.

          MULTIEMPLOYER PLAN.  Any multiemployer plan within the meaning of
     Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

          NET WORTH.  The excess of Total Assets over Total Liabilities.

          NON-AFFECTED BANK.  See Section 3.13(a).

          OBLIGATIONS. All indebtedness, obligations and liabilities of either of the Guarantor or the Borrower to any of the Banks and the Agent, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case arising or incurred under this Agreement or any of the other Loan Documents or in respect of the Term Loan made or any of the Term Notes or arising or incurred in connection with any interest rate protection arrangements provided by the Banks pursuant to
     Section 6.17, or any documents, agreements or instruments executed in connection therewith, or other instruments at any time evidencing any thereof.

          OPERATING ACCOUNT.  See Section 6.16.

          OUTSTANDING. With respect to the Term Loan, the aggregate unpaid principal thereof as of any date of determination.

          PENSION BENEFIT GUARANTY CORPORATION (or "PBGC"). The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA or any successor entity or entities having similar responsibilities.

          PERFECTION CERTIFICATE. The Perfection Certificate as defined in the Security Agreement.

          PERMITTED LIENS.  See Section 7.2.

          PERSON. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

          RATE SCHEDULE AGREEMENT. That certain agreement dated October 30, 1997 by and between Bangor and the Borrower pursuant to which Bangor has agreed to provide energy to the Borrower in connection with the servicing of the Unitil Contract, and in the form delivered to the Agent on the Closing Date.

          REAL ESTATE. All real property at any time owned or leased (as lessee or sublessee) by the Borrower.

          REGISTER.  See Section 16.3.

          RELEASE. Shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980,
     42 U.S.C. Section Section 9601 ET SEQ. ("CERCLA") and the term "Disposal" (or "Disposed") shall have the meaning specified in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section
     Section 6901 Et Seq. ("RCRA") and regulations promulgated thereunder; provided, that in the event that either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment and provided further, that to the extent that the laws of the State of Maine establish a meaning for "Release" or "Disposal" which is broader than specified in either CERCLA or RCRA, such broader meaning shall apply.

          SECTION 20 SUBSIDIARY. A Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

          SECURITY AGREEMENT. The Security Agreement, dated the Closing Date, between the Borrower and the Agent and in the form of EXHIBIT B.

          SECURITY DOCUMENTS. The Guaranty, the Security Agreement, the Collateral Assignment, the Lockbox Agreement, the Cash Collateral Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

          SERVICE AGREEMENT. The Service Agreement dated on or prior to the Closing Date between Bangor and the Borrower and in form and substance satisfactory to the Agent.

          SUBSIDIARY. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

          SYSTEM POWER. As such term is defined in the Article 3, paragraph 4 of the Second Amendment to Power Sales Agreement dated March 1, 1995 to the Unitil Contract.

          TERM LOAN. The term loan made or to be made by the Agent to the Borrower on the Closing Date in the aggregate principal amount of $24,800,000 pursuant to Section 2.1.

          TERM LOAN MATURITY DATE.  The date which is the earlier to occur of
     (a) July 31, 2002 and (b) the termination for whatever reason of the Unitil Contract.

          TERM NOTE.  See Section 2.2.

          TERM NOTE RECORD. The grid attached to a Term Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to the Term Loan referred to in such Term Note.

          TOTAL ASSETS. All assets of the Borrower determined in accordance with GAAP.

          TOTAL DEBT SERVICE. For any period with respect to the Borrower, all scheduled mandatory payments of principal on Indebtedness of the Borrower made or required to be made in that period pursuant to any agreement to which the Borrower is a party relating to the borrowing of money or the obtaining of credit or in respect of Capitalized Leases, PLUS the aggregate amount of interest expense in respect of all Indebtedness of the Borrower for such period pursuant to any agreement to which the Borrower is a party relating to the borrowing of money or the obtaining of credit or in respect of Capitalized Leases, determined in accordance with GAAP (including without limitation all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of Capitalized Leases).

          TOTAL LIABILITIES. All liabilities of the Borrower determined in accordance with GAAP and classified as such on the balance sheet of the Borrower.

          TYPE. As to all or any portion of the Term Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

          UNFUNDED VESTED LIABILITIES. With respect to any Employee Benefit Plan, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Employee Benefit Plan exceeds (b) the fair market value of all Employee Benefit Plan assets allocable to such benefits, all determined as of the then most recent valuation date of such Employee Benefit Plan, but only to the extent that such excess represents a potential liability of the Borrower to the Pension Benefit Guaranty Corporation or the Employee Benefit Plan under Title IV of ERISA.

          UNITIL.  Unitil Power Corp., a New Hampshire corporation.

          UNITIL CERTIFICATE. The estoppel certificate from Unitil to the Agent dated on or prior to the Closing Date, and in form and substance satisfactory to the Agent.

          UNITIL CONTRACT. The Power Sales Agreement between Unitil and Bangor, dated March 26, 1986 and amended by the Amendment to March 26, 1986 Power Sales Agreement dated April 29, 1993 and the Second Amendment to Power Sales Agreement dated March 1, 1995, which Unitil Contract has been assigned by Bangor to the Borrower on or prior to the Closing Date pursuant to the Unitil Contract Assignment.

          UNITIL CONTRACT ASSIGNMENT. The Assignment and Assumption Agreement between Bangor and the Borrower, dated the Closing Date, pursuant to which Bangor assigns all of its right, title and obligations under the Unitil Contract to the Borrower.

          VOTING STOCK. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

          WORKING CAPITAL RESERVE. Cash or cash equivalents of the type described in the Cash Collateral Agreement in an aggregate amount of not less than $1,500,000 which the Borrower is required to maintain with the Agent pursuant to the Cash Collateral Agreement.

Section 1.2.  Rules of Interpretation.

          (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

          (b) The singular includes the plural and the plural includes the singular.

          (c) A reference to any law includes any amendment or modification to such law.

          (d) A reference to any Person includes its permitted successors and permitted assigns.

          (e) Accounting terms capitalized but not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

          (f) The words "include", "includes" and "including" are not limiting.

          (g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

          (h) Reference to a particular "Section " refers to that section of this Agreement unless otherwise indicated.

          (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

          (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

          (k) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

          (l) This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Banks merely on account of the Agent's or any Bank's involvement in the preparation of such documents.

Section 2.     THE TERM LOAN.

     Section 2.1.  COMMITMENT TO LEND.
     Subject to the terms and conditions set forth in this Agreement, each Bank agrees to lend to the Borrower on the Closing Date the amount of its Loan Percentage of the principal amount of $24,800,000.

     Section 2.2.  THE TERM NOTES.
     The Term Loan shall be evidenced by separate promissory notes of the Borrower in substantially the form of EXHIBIT C hereto (each a "Term Note"), dated the Closing Date or the effective date of any future assignment made pursuant to Section 16 hereof and completed with appropriate insertions. One Term Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Loan Percentage of the Term Loan and representing the obligation of the Borrower to pay to such Bank such principal amount or, if less, the outstanding amount of such Bank's Loan Percentage of the Term Loan, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made a notation on such Bank's Term Note Record reflecting the original principal amount of such Bank's Loan Percentage of the Term Loan and, at or about the time of such Bank's receipt of any principal payment on such Bank's Term Note, an appropriate notation on such Bank's Term Note Record reflecting such payment. The aggregate unpaid amount set forth on such Bank's Term Note Record shall, absent manifest error, be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Term Note Record shall not affect the obligations of the Borrower hereunder or under any Term Note to make payments of principal of and interest on any Term Note when due.

     Section 2.3.  MANDATORY PAYMENTS OF PRINCIPAL OF TERM LOAN.
     The Borrower promises to pay to the Agent for the account of the Banks the principal amount of the Term Loan in fifty-three (53) consecutive monthly payments, payable no later than the fifteenth (15th) day following such calendar month, in the amount set forth opposite such period, commencing on the fifteenth (15th) day of the calendar month occurring immediately following the Closing Date, with a final payment on the Term Loan Maturity Date in an amount equal to the unpaid balance of the Term Loan plus accrued interest.


CALENDAR MONTH ENDING            AMOUNT OF EACH PAYMENT

June, 1998                       $375,000

July, 1998                       $470,000

August, 1998                     $460,000

September, 1998                  $470,000

October, 1998 - December, 1998   $375,000

January, 1999 - March, 1999      $385,000

April, 1999 - June, 1999         $380,000

July, 1999 - September, 1999     $400,000

October, 1999 - December, 1999   $415,000

January, 2000 - March, 2000      $430,000

April, 2000 - June, 2000         $445,000

July, 2000 - September, 2000     $470,000

October, 2000 - December, 2000   $475,000

January, 2001 - March, 2001      $500,000

April, 2001 - June, 2001         $505,000

July, 2001 - September, 2001     $535,000

October, 2001 - December, 2001   $540,000

January, 2002 - March, 2002      $625,000

April, 2002, - June, 2002        $700,000

July, 2002                       $1,485,000

     Section 2.4.  OPTIONAL PREPAYMENT OF TERM LOAN.
     The Borrower shall have the right at any time to prepay the Term Notes on or before the Term Loan Maturity Date, as a whole, or in part, upon not less than three (3) Business Days prior written notice to the Agent, without premium or penalty (but subject to Section 3.6), provided that (a) each partial prepayment shall be in the principal amount of $500,000 or an integral multiple thereof, and (b) each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective outstanding amount of each Bank's Term Note, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion. Any prepayment of principal of the Term Loan shall include all interest accrued to the date of prepayment and shall be applied against the scheduled installments of principal due on the Term Loan in the inverse order of maturity. No amount repaid with respect to the Term Loan may be reborrowed.

     Section 2.5.  INTEREST ON TERM LOAN.
     Except as otherwise provided in Section 3.12 the Term Loan shall bear interest during each Interest Period relating to all or any portion of the Term Loan at the following rates:

          (a) To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the Base Rate, the Term Loan or such portion shall bear interest during such Interest Period at the Base Rate.

          (b) To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the LIBOR Rate, the Term Loan or such portion shall bear interest during such Interest Period at the rate of one and one-eighth percent (1.125%) per annum above the LIBOR Rate determined for such Interest Period.

          (c) The Borrower promises to pay interest on the Term Loan or any portion thereof outstanding during each Interest Period on each Interest Payment Date applicable to such Interest Period.

     Section 2.6.  NOTIFICATION BY BORROWER.
     The Borrower shall notify the Agent, such notice to be irrevocable at least three (3) LIBOR Business Days prior to the Drawdown Date of the Term Loan if all or any portion of the Term Loan is to bear interest at the LIBOR Rate.

     Section 2.7.  CONVERSION OPTIONS.

          (a) CONVERSION TO DIFFERENT TYPE OF TERM LOAN. The Borrower may elect from time to time to convert all or any portion of the outstanding Term Loan to another Type, PROVIDED that (a) with respect to any such conversion of all or any portion of the Term Loan to a Base Rate Loan, the Borrower shall give the Agent at least two (2) Business Days prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan into another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no portion of the Term Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Loan Percentage of the relevant portion of the Term Loan being converted to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of the outstanding Term Loan of any Type may be converted into another Type as provided herein, PROVIDED that any partial conversion shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Conversion Request relating to the conversion of all or any portion of the Term Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

          (b) CONTINUATION OF TYPE OF LOAN. All or any portion of the Term Loan of any Type may be continued as such of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.7(a); PROVIDED that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of such Interest Period. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this Section 2.7 is scheduled to occur.

          (c) LIBOR RATE LOANS. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.

Section 3.  CERTAIN GENERAL PROVISIONS.

     Section 3.1.  FEES.
     The Borrower agrees to pay to the Agent for its own account all fees at the times and in the amounts provided in the Fee Letter.

     Section 3.2.  PAYMENTS.
     All payments of principal, interest, fees, and any other amounts due hereunder or any of the other Loan Documents shall be made by the Borrower to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts area that the Agent may from time to time designate, in each case in immediately available funds.

     Section 3.3.  NO OFFSET, ETC.
     All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, now or hereinafter imposed, levied or collected, withheld or assessed by any governmental authority, agency or instrumentality excluding, in the case of the Agent and each Bank, net income and franchise taxes imposed on the Agent or such Bank by the jurisdiction under the laws of which such Agent or such Bank is organized or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

     Section 3.4.  COMPUTATIONS.
     All computations of interest on any LIBOR Rate Loan and of fees shall be calculated on the basis of 360-day year for the actual days elapsed, and all computations of interest on any Base Rate Loan shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Except as otherwise provided in the definition of "Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under the any of the Loan Documents becomes due on a day which is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

     Section 3.5.  INTEREST LIMITATION.
     Notwithstanding any other term of this Agreement or any Loan Document or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any Person liable hereunder or under the Term Note by any Bank shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement, any Term Note, or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

     Section 3.6.  INDEMNITY.
     The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expenses (including, such loss or expense associated with terminating any interest rate protection arrangements entered into between the Borrower and any Bank) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing or a conversion after the Borrower has given (or is deemed to have given) notice pursuant to Section 2.6 or a Conversion Request relating thereto in accordance with Section 2.7 (other than as a result of the operation of Section 3.7) or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such LIBOR Rate Loans. Such loss or reasonable expense shall exclude any loss of profits or margin applicable to such LIBOR Rate Loan but shall include an amount equal to the excess, if any, as reasonably determined by each Bank of (i) its cost of obtaining the funds for the LIBOR Rate Loan being paid, prepaid, converted, not converted, or not borrowed, as the case may be (based on the LIBOR Rate) for the period from the date of such payment, prepayment, conversion, or failure to borrow or convert, as the case may be, to the last day of the Interest Period for such portion of the Term Loan (or, in the case of a failure to borrow, the Interest Period for such portion of the Term Loan which would have commenced on the date of such failure to borrow) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in re-employing the funds so paid, prepaid, converted, or not borrowed, converted, or prepaid for such period or Interest Period, as the case may be, which determinations shall be prima facie correct and binding, absent manifest error.

     Section 3.7.  INABILITY TO DETERMINE LIBOR RATE.
     In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent or the Majority Banks determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

     Section 3.8.  ILLEGALITY.
     Notwithstanding any other provisions herein, if subsequent to the Closing Date, the adoption of or change in any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make LIBOR Rate Loans or convert Base Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (b) such Bank's Term Loan then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts as may be required pursuant to Section 3.6.


     Section 3.9.  ADDITIONAL COSTS, ETC.
     If subsequent to the Closing Date, the adoption of or change in any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Bank's Term Note (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

          (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on its Term Note or any other amounts payable to any Bank or the Agent under this Agreement or any of the other Loan Documents, or

          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by an office of any Bank, or

          (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, or such Bank's Term Note and the result of any of the foregoing is

               (i) to increase the cost to any Bank of making, funding, extending or maintaining such Bank's Term Note, or

               (ii) to reduce the amount of principal, interest, or other amount payable to such Bank or the Agent hereunder on account of such Bank's Term Note, or

               (iii) to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

     Section 3.10.  CAPITAL ADEQUACY.
     If after the date hereof any Bank determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, in each case made subsequent to the Closing Date, or (b) compliance by such Bank or any corporation controlling such Bank with any such adoption of, or change in, law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's Term Note to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank to be material, then such Bank may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty
(30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

     Section 3.11.  CERTIFICATE.
     Each Bank shall notify the Borrower of any event entitling such Bank to compensation under Section 3.9 or 3.10 as promptly as practicable, but in any event within 60 days, after such Bank obtains actual knowledge thereof; provided that (i) if any Bank fails to give such notice within 60 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to Section 3.9 or 3.10 in respect of any costs resulting form such event, only be entitled to payment under such
Section 3.9 or 3.10, as applicable, for costs incurred from and after the date 60 days prior to the date that such Bank does give such notice and
(ii) each Bank will designate a different lending office for the Term Loan of such Bank if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank. A certificate setting forth any additional amounts payable pursuant to Section Section 3.9 or 3.10 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

     Section 3.12.  OVERDUE INTEREST.
     Each overdue amount of principal, interest or fees hereunder or under the Term Note shall, following the expiration of the applicable grace period, if any, to the extent permitted by law, bear interest at a rate per annum which shall at all times be two percentage points (2%) above the Base Rate and payable on demand, to accrue from the due date thereof until the obligation of the Borrower with respect to the payment thereof shall be discharged, whether before or after judgment.

     Section 3.13.  REPLACEMENT BANKS; MITIGATION.

          (a) Within thirty (30) days after (i) any Bank has demanded compensation from the Borrower pursuant to Section Section 3.3, 3.9 or
     3.10 hereof, or (ii) there shall have occurred a change in law with respect to any Bank as a consequence of which it shall become unlawful for such Bank to make a LIBOR Rate Loan on any Drawdown Date, as described in the previous Section 3.8 (any such Bank described in the foregoing clauses (i) or (ii) is hereinafter defined as an "Affected Bank"), the Borrower may request that the other Banks (the "Non-Affected Banks") acquire all, but not less than all, of the Affected Bank's Term Note and assume all, but not less than all, of the Affected Bank's Term Note. If the Borrower so requests, the Non-Affected Banks may elect to acquire all of the Affected Bank's Term Note and assume all of the Affected Bank's Term Note. If the Non-Affected Banks do not elect to acquire and assume all of the Affected Bank's Term Note, the Borrower may designate a replacement bank or banks (which must be an Eligible Assignee), which must be reasonably satisfactory to the Agent, to acquire and assume that portion of the Term Note of the Affected Bank not being acquired and assumed by the Non-Affected Banks. The provisions of Section 16 hereof shall apply to all reallocations pursuant to this Section 3.13, and the Affected Bank and the Non-Affected Banks and/or replacement banks which are to acquire the Term Note of the Affected Bank shall execute and deliver to the Agent, in accordance with the provisions of Section 16 hereof, such Assignments and Acceptances and other instruments, as are required pursuant to
     Section 16 hereof to give effect to such reallocations; provided, however, the Borrower shall, or shall cause the assignee Bank to pay, the registration fee set forth in Section 16.3. On the effective date of the applicable Assignment and Acceptances, the Borrower shall pay to the Affected Bank all interest accrued on its Term Note up to but excluding such date, along with any fees payable to such Affected Bank hereunder up to but excluding such date, including, without limitation, any amounts that would have been payable pursuant to Section 3.6 hereof in connection with prepayment.

          (b) If (i) any Bank shall request compensation under Section 3.9 or Section 3.10 hereof, (ii) any Bank deliver a notice described in
     Section 3.8 hereof or (iii) the Borrower is required to pay any additional amount to any Bank or any governmental authority on account of the Bank pursuant to Section 3.3 or Section 3.9, such Bank agrees to use reasonable efforts (consistent with legal policy and regulatory restrictions) to change its Domestic Lending Office or LIBOR Lending Office, as the case may be, to avoid or minimize any amounts otherwise payable under Section Section 3.3, 3.9 or 3.10 or enable it to withdraw a notice given pursuant to Section 3.8, in each case solely if such change can be made in a manner so that such Bank, in its sole determination, suffers no legal, economic or regulatory disadvantage deemed by such Bank in its sole discretion to be significant..

Section 4.  SECURITY AND GUARANTY.

     Section 4.1.  SECURITY OF BORROWER.
     The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

     Section 4.2.  GUARANTY.
     The Obligations shall also be guaranteed pursuant to the terms of the Guaranty.

Section 5.  REPRESENTATIONS AND WARRANTIES.

     The Borrower represents and warrants to each of the Banks and the Agent on the Closing Date as follows:

     Section 5.1.  CORPORATE AUTHORITY.

          (a) INCORPORATION; GOOD STANDING. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary except where a failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of the Borrower.

          (b) AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of the Borrower,
     (ii) have been duly authorized by all necessary corporate proceedings,
     (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower, and (iv) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon the Borrower.

          (c) ENFORCEABILITY. The execution, delivery and performance of this Agreement and the Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     Section 5.2.  PERMITS AND GOVERNMENTAL AUTHORITY.
     Except for the approvals identified in SCHEDULE 5.2, (which approvals either have been obtained or cannot be obtained prior to the Closing Date in each case as noted on such schedule), no action by, and no notice to or filing with, any federal, state or local governmental authority or regulatory body is or will be required for the due execution, delivery and performance by Bangor or the Borrower of this Agreement or the Loan Documents or any of the transactions contemplated herein or therein. Bangor and the Borrower shall take all necessary action to maintain and keep in effect all of the approvals identified in SCHEDULE 5.2.

     Section 5.3.  TITLE TO PROPERTIES; LEASES.
     The Borrower owns all of the assets reflected in the pro forma balance sheet of the Borrower as of the Closing Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

     Section 5.4.  FINANCIAL STATEMENTS PROJECTIONS; SOLVENCY.

          (a) The Borrower has a fiscal year which is the twelve (12) months ending on December 31 of each calendar year.

          (b) There has been furnished to the Agent a pro forma balance sheet of the Borrower as at the Closing Date, and a pro forma statement of income and operations as of the Closing Date. Such balance sheet and statement of income and operations have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the period then ended. There are no contingent liabilities of the Borrower as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheets and the notes related thereto.

          (c) The Borrower (both before and after giving effect to the transactions contemplated by this Agreement) is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

          (d) The projections of the annual operating budget of the Borrower, balance sheets and cash flow statements for the 1998 to 2003 fiscal years, copies of which have been delivered to the Agent, disclose all material assumptions made with respect to general economic, financial and market conditions used in formulating such projections.
     To the knowledge of the Borrower, no facts exist that, individually or in the aggregate, would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower of the results of operations and other information projected therein. Notwithstanding the foregoing, the Agent and the Banks recognize that such projections as to future events are not to be viewed as facts and that actual results during the period covered may differ from the projected results.

     Section 5.5.  NO MATERIAL CHANGES, ETC.

     [Intentionally Deleted]

     Section 5.6.  FRANCHISES, PATENTS, COPYRIGHTS, ETC.
     The Borrower possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the performance of its obligations under the Unitil Contract without known conflict with any rights of others.

     Section 5.7.  LITIGATION.
     There are no actions, suits, proceedings or investigations of any kind pending or threatened in writing against the Borrower before any court, tribunal or administrative agency or board which, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower or materially impair the right of the Borrower to carry on business substantially as now conducted, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of the Borrower, or which question the validity of this Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

     Section 5.8.  NO MATERIALLY ADVERSE CONTRACTS, ETC.
     The Borrower is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower. The Borrower is not a party to any contract or agreement that has or is expected to have any materially adverse effect on the business of the Borrower.

     Section 5.9.  COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC.
     The Borrower has not violated and is not in violation of any provision of its charter documents or bylaws or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in a manner which is reasonably expected to result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower.

     Section 5.10.  TAX STATUS.
     The Borrower has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject; has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings; and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply in accordance with GAAP. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

     Section 5.11.  NO EVENT OF DEFAULT.
     No Default or Event of Default has occurred and is continuing.

     Section 5.12.  GOVERNMENTAL REGULATION.
     The Borrower is exempt from the provisions of the Public Utility Holding Company Act of 1935 and the rules promulgated thereunder other than Section 9(a)(2) thereof, and is not a "subsidiary" or an "affiliate" of any "holding company" as such terms are defined in the act. The Borrower is not subject to any other law, rule or regulation which in any way restricts its ability to incur Obligations pursuant to this Agreement or grants security interests under the Security Documents. The Borrower is not an "investment company" or an "affiliated company" or a "principal underwriter" of an "Investment Company" as such terms are defined in the Investment Company Act of 1940, as amended, and is not subject to the Public Utility Holding Company Act of 1935, but is subject to the federal Power Act and is in compliance with all requirements therein.

     Section 5.13.  ABSENCE OF FINANCING STATEMENTS, ETC.
     Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office which purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any rights relating thereto.

     Section 5.14.  PERFECTION OF SECURITY INTERESTS.
     All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary under applicable law, or reasonably requested by the Agent, to establish and perfect the Agent's security interests in the Collateral. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

     Section 5.15.  CERTAIN TRANSACTIONS.
     Except for the transactions expressly contemplated by the Acquisition Documents and except for arm's length transactions pursuant to which the Borrower makes payments in the ordinary course of business upon terms no less favorable than the Borrower could obtain from third parties, none of the officers, directors, or employees of the Borrower is presently a party to any transaction with the Borrower or an Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity, in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     Section 5.16.  COMPLIANCE WITH ERISA.
     The Borrower has satisfied the minimum funding standards under ERISA with respect to its plans and is in compliance in all material respects with the presently applicable provisions of ERISA.

     Section 5.17.  USE OF PROCEEDS.

          (a) GENERAL. The proceeds of the Term Loan shall be used to finance the purchase by the Borrower of the Unitil Contract and related entitlements from Bangor pursuant to the terms of the Acquisition Documents and to establish the Working Capital Reserve and general corporate purposes.

          (b) REGULATIONS U AND X. No portion of the Term Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

          (c) INELIGIBLE SECURITIES. No portion of the proceeds of the Term Loan is to be used for the purpose of (a) knowingly purchasing, or providing credit support for the purchase of, Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (b) knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period, any Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or
     (c) making, or providing credit support for the making of, payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Borrower or any Affiliate of the Borrower.

     Section 5.18.  SUBSIDIARIES, ETC.
     The Borrower has no Subsidiaries and is not engaged in any joint venture or partnership with any other Person.

     Section 5.19.  DISCLOSURE.
     The written information provided by the Borrower to the Agent or the Banks pursuant to the Loan Documents does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets or financial condition of the Borrower, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

     Section 5.20.  OPEN MARKET PURCHASES.
The Borrower has the ability without taking any further action, to purchase energy and capacity from qualifying facilities in the open market at all times.

     Section 5.21.  NO AMENDMENT TO DOCUMENTS; DOCUMENTS IN FULL FORCE.
     The Borrower has not (i) amended any of the Acquisition Documents and
(ii) In addition, the Unitil Contract and each Acquisition Document is in full force and effect, and no material defaults by the Borrower (and to the Borrower's knowledge by any other Person) have occurred and are continuing under such documents. The Borrower provided the Agent a true and complete copy of the Unitil Contract.

Section 6.  AFFIRMATIVE COVENANTS OF THE BORROWER.

     The Borrower covenants and agrees that, so long as the Term Loan or any Term Note or portion thereof is outstanding:

     Section 6.1.  PUNCTUAL PAYMENT.
     The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Term Loan, and all fees and other amounts provided for in this Agreement and the other Loan Documents, all in accordance with the terms of this Agreement and such other Loan Documents.

     Section 6.2.  RECORDS AND ACCOUNTS.
     The Borrower will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and with the requirements of all regulatory authorities,
(b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and all other proper reserves and (c) at all times engage the Accountants as the independent certified public accountants of the Borrower and will not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of the Borrower and the appointment of successor Accountants.

     Section 6.3.  FINANCIAL STATEMENTS, CERTIFICATES AND OTHER
INFORMATION.
     The Borrower will deliver to each of the Banks (or to the Agent as noted in (d), (e) and (f)):

          (a) as soon as practicable, but, in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of such year, and the related statements of cash flows, operations and retained earnings for such year, each setting forth in comparative form the figures for the previous fiscal year, all such statements to be in reasonable detail, prepared in accordance with GAAP, and certified without qualification by Coopers & Lybrand, or by any other nationally recognized independent certified public accounting firm that is currently known as a "Big Four" accounting firm, or any other independent accounting firm acceptable to the Agent (the "Accountants"), together with a written statement from such Accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such Accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default;

          (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, copies of the balance sheet and statement of operations of the Borrower as at the end of such quarter, subject to year end audit adjustments, and statement of income and cash flows, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower that such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the period then ended;

          (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of EXHIBIT D hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 8 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

          (d) all quarterly reports required to be filed with FERC pursuant to the FERC Order, all market analysis required to be delivered to FERC pursuant to the FERC Subsequent Order, and any other reports as may be required from time to time to be delivered to FERC shall be provided to the Agent;

          (e) ten (10) days following the end of each month, copies of all billing invoices for the month ending related to the Unitil Contract shall be provided to the Agent;

          (f) within ten (10) days after delivering any notices or correspondences to FERC, copies to the Agent of all such documents and within ten (10) days of receiving any notices or other correspondence from FERC, copies to the Agent of all such documents; and

          (g) from time to time such other financial data and information (including accountants, management letters and updated projections) as the Agent may reasonably request shall be provided to the Agent.

     The Borrower hereby authorizes the Agent or the Banks to disclose any information obtained pursuant to this Agreement to all appropriate governmental regulatory authorities where required by law.

     Section 6.4.  CORPORATE EXISTENCE AND CONDUCT OF BUSINESS.
     The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, corporate rights and franchises and will not convert to a limited liability company.

     Section 6.5.  MAINTENANCE OF PROPERTIES.
     The Borrower will cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and will continue to engage solely in the businesses of supplying power pursuant to the Unitil Contract.

     Section 6.6.  MAINTENANCE OF OFFICE.
     The Borrower will maintain its chief executive offices at 33 State Street, P.O. Box 932, Bangor, Maine 04402 or at such other place in the United States of America as the Borrower shall designate upon thirty
(30) days prior written notice to the Agent.

     Section 6.7.  INSURANCE.
     The Borrower will maintain with financially sound and reputable insurers insurance and bonds of the types, in the amounts, and for the time periods set forth in SCHEDULE 6.7, the covenants and agreements of which are hereby incorporated by reference as if fully set forth herein, and such other insurance as the Agent may from time to time reasonably request to be maintained.

     Section 6.8.  TAXES.
     The Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sale and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a lien or charge upon any of its property, except any such taxes, assessments, charges or claims which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall be maintained; PROVIDED, HOWEVER, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books adequate reserves with respect thereto; and PROVIDED, FURTHER, that the Borrower shall pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

     Section 6.9.  INSPECTION OF PROPERTIES, BOOKS, AND CONTRACTS.
     The Borrower shall permit the Agent or any of its agents and consultants to visit and inspect any of the properties of the Borrower, to examine the books of account of the Borrower and to make copies thereof and extracts therefrom and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent may reasonably request.

     Section 6.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES AND PERMITS. The Borrower will comply with (a) the provisions of its charter documents and by-laws and (b)(i) all agreements and instruments by which it or any of its properties may be bound; and (ii) all applicable laws and regulations (including Environmental Laws), decrees, orders and judgments ("APPLICABLE LAWS"), except, where failure to so comply is not reasonably expected to have a materially adverse effect. If at any time while any Term Note or the Term Loan is outstanding, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder or under any of the Loan Documents, the Borrower will immediately take or cause to be taken all reasonable steps to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.

     Section 6.11.  NOTICE OF DEFAULT.
     The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default, and will notify the Agent of a claimed default (whether or not constituting an Event of Default) with respect to other Indebtedness of the Borrower describing the notice of action and the nature of the claimed default.

     Section 6.12.  ENVIRONMENTAL EVENTS.
     The Borrower will promptly give notice to the Agent and each of the Banks (a) of any violation of any Environmental Law that the Borrower reports in writing or is reportable by the Borrower in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that is reasonably expected to materially affect the assets, liabilities, financial conditions or operations of the Borrower, or the Agent's security interests pursuant to the Security Documents.

     Section 6.13.  NOTIFICATION OF CLAIM AGAINST COLLATERAL.
     The Borrower will, immediately upon becoming aware thereof, notify the Agent in writing of any setoff, claims (including environmental claims), withholdings or other defenses to which any of the Collateral, or the Agent's rights with respect to the Collateral, are subject, other than Permitted Liens.

     Section 6.14.  NOTICE OF LITIGATION AND JUDGMENTS.
     The Borrower will give notice to the Agent in writing within fifteen
(15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or to which the Borrower is or becomes a party involving an uninsured claim against the Borrower that could reasonably be expected to have a materially adverse effect on the Borrower and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent, within ten
(10) days of any unpaid judgment not covered by insurance, final or otherwise, against the Borrower in an amount in excess of $100,000.

     Section 6.15.  USE OF PROCEEDS.
     The Borrower will use the proceeds of the Term Loan solely in the manner provided in Section 5.17.

     Section 6.16.  LOCKBOX ACCOUNT.
     The Borrower will, except as provided in herein, by not later than the Closing Date, replace any existing depository accounts with a lock box account (the "Lockbox Account") under the control of the Agent in the name of the Borrower and direct its account debtors and obligors on instruments or other obligors of the Borrower with respect to any of the Collateral, pursuant to a form of notification letter (a "Direct Collection Letter") in substantially the form of EXHIBIT E which Direct Collection Letter shall be deemed to satisfy the requirements of Section 4.2 of the Lockbox Agreement, to make all payments on or with respect to any of the Collateral due or to become due to the Borrower directly to the Lockbox Account. The Borrower hereby agrees that such directions cannot be revoked or otherwise varied without the consent of the Agent. The Borrower further agrees that all such payments received in such Lockbox Account will be the sole and exclusive property of the Agent for the benefit of the Agent and the Banks, except to the extent expressly provided herein or therein. If, notwithstanding the issuance of such Direct Collection Letters, the Borrower receives any cash proceeds of any of the Collateral, whether in the form of money, checks or otherwise, the Borrower will hold such cash proceeds in trust for the benefit of the Agent and the Banks and turn such cash proceeds promptly over to the Agent in the identical form received to be deposited in the Lockbox Account. Upon receipt of any funds in the Lockbox Account, the Agent is hereby directed to:

     (i) first, on each date on which the Borrower is required to make a payment pursuant to Section 2.3, Section 2.5 and Section 3.1 hereunder, and to the extent on such date the Agent determines that good funds have been received, apply the funds in the Lockbox Account to the payment of the amounts then due and payable pursuant to 2.3,
       Section 2.5 and Section 3.1 hereunder;

     (ii) second, on the thirtieth (30th) Business Day (or such earlier time as the Borrower may authorize) following a written notice by the Agent to the Borrower setting forth the amount of any fees, expenses and other payments to be made hereunder (other than pursuant to (i) above) and a brief explanation of such amounts, and to the extent on such date the Agent determines that good funds have been received, apply the funds in the Lockbox Account to the payment of any such amounts;

     (iii) third, to the extent funds in the Cash Collateral Account are less than the Working Capital Reserve, deposit to the Cash Collateral Account an amount equal to the shortfall in the Working Capital Reserve, to be invested or applied in accordance with the terms of the Cash Collateral Agreement;

     (iv) fourth, deposit to an operating account of the Borrower maintained with the Agent (the "Operating Account") all unpaid amounts owing by the Borrower to any Person that have accrued up to and including such date (including, without limitation, accrued interest on the Loan) and accrued fees and expenses of the Borrower to any Person (such deposited amounts, collectively, the "Accrued Amounts"); and

     (v) fifth, if no Default or Event of Default shall have occurred and be continuing, deposit any amounts in the Lockbox Account that have not been applied pursuant to clauses (i), (ii), (iii) and (iv) above, in the Operating Account or as otherwise directed by the Borrower from time to time.

For purposes of the foregoing provisions of this Section 6.16 the Agent shall not be deemed to have received any such cash proceeds on any day unless received by the Agent before 3:00 p.m. (Boston time) on such day. The Borrower further acknowledge and agree that any provisional credit shall be subject to reversal if final collection in good funds of the related item is not received by the Agent in accordance with the Agent's customary procedures and practices for collecting provisional items. The parties hereto hereby agree that, notwithstanding anything to the contrary herein or any of the other Loan Documents, (i) any amounts deposited in the Operating Account shall be automatically released from the security interest granted to the Agent under the Loan Documents, (ii) the Operating Account and any amounts held therein shall not be subject to a security interest of the Agent under the Loan Documents and (iii) all amounts held in the Operating Account shall be applied by the Borrower in its sole discretion from time to time; PROVIDED, HOWEVER, the Borrower agrees that it will maintain in the Operating Account and in investments permitted by Section 7.3 an aggregate amount at least equal to Accrued Amounts representing accrued and unpaid amounts referred to in subparagraph (iv) above that have not been paid or satisfied by payment by the Borrower from such Operating Account or otherwise.

     Section 6.17.  INTEREST RATE PROTECTION.
     The Borrower will, not later than thirty (30) days after the Closing Date, purchase an interest rate cap or swap or effect other interest rate protection arrangements through the Term Loan Maturity Date for not less than the balance of the Term Loan outstanding from time to time, on terms and conditions satisfactory to the Agent, PROVIDED, that the parties hereto agree that if at the time the Borrower is purchasing such cap or swap or otherwise effecting such arrangements the Borrower is unable to fix the interest rate at a rate of eight percent (8%) per annum or lower, the Borrower shall immediately repay to the Agent for the respective accounts of the Banks that portion of the Term Loan which would be necessary in order for the Borrower to comply with the Debt Service Coverage Ratio set forth in Section 8 hereof at the applicable periods set forth therein (calculated on a PRO FORMA basis immediately after giving effect to such repayment).

     Section 6.18.  MAINTENANCE OF WORKING CAPITAL RESERVE.
The Borrower shall at all time maintain not less than the Working Capital Reserve in a cash collateral account with the Agent and governed by the Cash Collateral Agreement.

     Section 6.19.  FURTHER ASSURANCES.
     The Borrower will cooperate with the Agent and execute such further instruments and documents as the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

     Section 7.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.
     The Borrower covenants and agrees that, so long as the Term Loan, the Term Note, or any portion thereof is outstanding:

     Section 7.1.  RESTRICTIONS ON INDEBTEDNESS.
     The Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

          (a) Indebtedness to the Banks and the Agent arising under this Agreement or the other Loan Documents;

          (b) current liabilities of the Borrower incurred in the ordinary course of business not incurred through (i) the borrowing of money, or
     (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

          (c) Indebtedness in respect of taxes, assessments, governmental charges levies and claims for labor, worker's compensation, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 6.8;

          (d) Indebtedness of the Borrower in respect of interest rate protection arrangement required to be maintained by Section 6.17 so long as such arrangements are in the ordinary course of business and not for speculative purposes; and

          (e) Indebtedness in respect of judgments or awards which have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and in respect of which the Borrower has maintained adequate reserves.

     Section 7.2.  RESTRICTIONS ON LIENS.
     The Borrower will not (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement;
(iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (v) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse, except the following (the "Permitted Liens"):

          (a) liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents;

          (b) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

          (c) liens to secure taxes, assessments and other governmental charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue, or, in each case, which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such liens are not being foreclosed;

          (d) liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking on appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review; and

          (e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than one hundred twenty (120) days from the date of creation thereof in respect of obligations not overdue, or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such liens are not being foreclosed.

     Section 7.3.  RESTRICTIONS ON INVESTMENTS.
     The Borrower will not make or permit to exist or to remain outstanding any Investment except Investments in:

          (a) marketable direct or guaranteed obligations of the United States of America which mature within one year from the date of purchase by the Borrower;

          (b) demand deposits, certificates of deposit, time deposits or repurchase agreements which are fully insured or are issued by commercial banks organized under the laws of the United States of America or any state thereof and having total assets in excess of $1,000,000,000;

          (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P-1" if rated by Moody's Investors Services, Inc., and not less than "A-1" if rated by Standard and Poor's Rating Group;

          (d) and Investments pursuant to the Borrower's Investment Policy as in effect on the Closing Date and more fully described on SCHEDULE
     7.3 hereto;

PROVIDED, HOWEVER, that such Investments will be considered Investments permitted by this Section 7.3 only if all actions have been taken to the satisfaction of the Agent to provide the Agent, for the benefit of the Banks and the Agent, a first priority perfected security interest in all of such Investments free of all encumbrances other than Permitted Liens. Nothwithstanding anything to the contrary in the Loan Documents, the requirements of this Section 7.3 that the Agent be provided a first priority perfected security interest in all such Investments shall be complied with by the filing of a Uniform Commercial Code financing statement with respect thereto (including a financing statement filed pursuant to Section 9.9) and by such further actions as may be reasonably requested by the Agent from time to time.

     Section 7.4.  MERGER, CONSOLIDATIONS, SALES.
     The Borrower will not be a party to any merger, consolidation or exchange of stock, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person or sell, transfer, convey or lease any assets (except as contemplated under the Unitil Contract with respect to energy sales), or group of assets, or sell, or assign, with or without recourse, any receivables, in each case, except as contemplated by the Loan Documents. The Borrower will not form, purchase or otherwise acquire any Subsidiary without the prior written consent of the Majority Banks.

     Section 7.5.  DISTRIBUTIONS.
     The Borrower will not make any Distributions; PROVIDED, HOWEVER, so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof, the Borrower shall be permitted to make a Distributions to Bangor so long as immediately after giving effect thereto the Working Capital Reserve is fully funded and remains subject to the Cash Collateral Agreement.

     Section 7.6.  SALE AND LEASEBACK.
     The Borrower will not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

     Section 7.7. AMENDMENT TO UNITIL CONTRACT AND ACQUISITION DOCUMENTS. The Borrower will not amend, supplement or otherwise modify the terms of the Unitil Contract or any of the Acquisition Documents or terminate the Unitil Contract.

     Section 7.8.   BUSINESS ACTIVITIES.
     The Borrower will not engage directly or indirectly in any type of business other than the supplying of power pursuant to the Unitil Contract.

     Section 7.9.  FISCAL YEAR.
     The Borrower will not change the date of the end of its fiscal year from that set forth in Section 5.4(a).

     Section 7.10.  TRANSACTIONS WITH AFFILIATES.
     Except as expressly permitted by the Acquisition Documents, the Borrower will not engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business.

     Section 7.11.  BANK ACCOUNTS.
     The Borrower will not establish any bank accounts other than those accounts listed on SCHEDULE 7.11, without the Agent's prior written consent.

     Section 7.12.  NO CHANGES TO CORPORATE DOCUMENTS.
The Borrower will not effect or permit any change in or amendment to any document or instrument pertaining to the terms of its capital stock (including, without limitation, its certificate of incorporation) unless such a change or amendment is immaterial and ministerial in nature and would not have a material adverse effect on the business, assets, condition (financial or otherwise) or properties of the Borrower, or the Collateral, or the rights and remedies of the Agent or any Bank under the Loan Documents or the ability of the Borrower to perform its Obligations under the Loan Documents.

Section 8.  FINANCIAL COVENANTS

     The Borrower covenants and agrees that, so long as the Term Loan or any portion of the Term Note is outstanding:

     Section 8.1.  NET WORTH.
     The Borrower will not permit Net Worth at any time (a) for the period from the Closing Date through December 31, 1998, to be less than $0, (b) for the period from January 1, 1999 through December 31, 1999, to be less than $3,500,000, (c) for the period from January 1, 2000 through December 31, 2000, to be less than $8,000,000, (d) for the period from January 1, 2001 through December 31, 2001, to be less than $13,500,000 (e) for the period from January 1, 2002 through December 31, 2002, to be less than $19,500,000 and (f) at any time thereafter, to be less than $22,500,000.

     Section 8.2.  DEBT SERVICE RATIO.
     The Borrower will not (a) as of the end of the fiscal quarter ending September 30, 1998 permit the Debt Service Ratio for such period to be less than 1.00:1.00, and (b) as of the end of each fiscal quarter ending thereafter, permit the Debt Service Ratio for such period to be less than 1.20:1.00.

     Section 8.3.  CAPITAL EXPENDITURES.
     The Borrower will not make Capital Expenditures at any time.

SECTION 9.  CLOSING CONDITIONS.

     The obligations of the Banks to make the Term Loan hereunder shall be subject to the satisfaction of the following conditions precedent:

     Section 9.1.  LOAN DOCUMENTS ETC.

          (a) LOAN DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Agent.

          (b) ACQUISITION DOCUMENTS. Each of the Acquisition Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Agent. Each Bank shall have received a fully executed copy of each such document.

     Section 9.2.  REPRESENTATIONS AND WARRANTIES.
     Each of the representations and warranties contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall have been correct at and as of the date made and on the Closing Date, except to the extent that such representations and warranties expressly related to a specific date or were based on facts which have changed, and which facts, as so changed, either in any individual case or in the aggregate, do not materially adversely affect the Borrower, its business or its financial condition.

     Section 9.3.  PERFORMANCE; NO DEFAULT.
     Bangor and the Borrower shall have performed and complied in all respects with all terms and conditions herein and in the other Loan Documents required to be performed or complied with by it prior to or at the time of the Term Loan, and at the time of the Term Loan there shall exist no Default or Event of Default nor shall the consummation of the transactions hereby result in a Default or an Event of Default or condition which would, with either or both the giving of notice or the lapse of time, result in a Default or Event of Default upon consummation of the Term Loan.

     Section 9.4.  CERTIFIED COPIES OF CHARTER DOCUMENTS.
     The Agent shall have received from Bangor and the Borrower a copy, certified by a duly authorized officer of such Person to be true and complete as of the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date and (b) its bylaws as in effect on such date.

     Section 9.5.  PROOF OF CORPORATE ACTION.
     The Agent shall have received from Bangor and the Borrower copies, certified by a duly authorized officer to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize
(a) its execution and delivery of each of the Loan Documents to which it is or is to become a party, (b) its performance of all of its agreements and obligations under each of such documents and (c) the borrowings and other transactions contemplated by this Agreement.

     Section 9.6.  INCUMBENCY CERTIFICATE.
     The Agent shall have received from Bangor and the Borrower an incumbency certificate, dated as of the Closing Date and signed by a duly authorized officer of such Person, giving the name and bearing a specimen signature of each individual who shall be authorized (a) to sign, in its name and on its behalf, each of the Loan Documents to which it is or is to become a party,
(b) in the case of the Borrower, to make the initial loan request and Conversion Requests and (c) to give notices and to take other action on its behalf under the Loan Documents.

     Section 9.7.  LEGALITY.
     The Agent shall have received evidence satisfactory to the Agent that the making of the Term Loan does not contravene any law, regulation, decree or order binding on the Borrower, and the Agent shall have received all such certificates and documents in relation thereto as the Bank or the Agent's Special Counsel shall have requested.

     Section 9.8.  CERTIFICATES OF INSURANCE.
     The Agent shall have received (a) a certificate of insurance from an independent insurance broker dated on or before the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreement and certifying that the Borrower and the Agent shall be named additional insured under the umbrella insurance policy of Bangor, as the case may be, and (b) copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer).

     Section 9.9.  VALIDITY OF LIENS.
     The Security Documents shall be effective to create in favor of the Agent, for the benefit of the Agent and the Banks, a legal, valid and enforceable first security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

     Section 9.10.  PERFECTION CERTIFICATE; UCC SEARCH RESULTS.
     The Agent shall have received from the Borrower a completed and fully executed Perfection Certificate and the results of UCC searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

     Section 9.11.  BORROWER'S AND GUARANTOR'S FINANCIAL STATEMENT.
     The Agent shall have received the financial statements referred to in
Section 5.4, together with copies of Bangor's most recent audited annual financial statements and management prepared quarterly financial statements, and a certificate of the Treasurer of each of Bangor and the Borrower certifying that each such Person is not insolvent and will not be rendered insolvent as a result of the transactions contemplated hereby or referred to herein, and the Agent shall be satisfied that such financial statements fairly present in all material respects the business and financial condition of the Borrower and Bangor as of the date thereof.

     Section 9.12.  PROCEEDINGS AND DOCUMENTS.
     All proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto shall have been delivered to the Agent as of the date hereof in substance and in form satisfactory to the Agent, and the Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

     Section 9.13.  OTHER CONSENTS AND APPROVALS.
     The Agent shall have received the Unitil Certificate and all other waivers and consents from any source reasonably requested by it (including, without limitation, the Consent under the Chase Credit Agreement), in form satisfactory to it and the Agent's Special Counsel, in connection with the transactions contemplated by this Agreement.

     Section 9.14.  OPINIONS OF COUNSEL.
     The Agent and each of the Banks shall have received a favorable legal opinion addressed to the Agent and the Banks, dated as of the Closing Date, in form and substance satisfactory to the Agent and the Banks, from: (a) Drew Landry, the general counsel to Bangor and the Borrower; (b) Winthrop, Stimson, Putnam & Roberts, special New York counsel to Bangor and the Borrower and (c) Wright & Talisman, P.C., regulatory counsel to Bangor and the Borrower (which opinion shall state that no motions to intervene or protests have been filed with FERC pursuant to the FERC Notice and that actions taken by FERC are final and unappealable).

     Section 9.15.  DISBURSEMENT INSTRUCTIONS.
     The Agent shall have received disbursement instructions from the Borrower including instructions for the payment to Bangor of the purchase price set forth in the Unitil Assignment Agreement and the funding of the Working Capital Reserve.

     Section 9.16.  NO LEGAL IMPEDIMENT.
     No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Agent would make it illegal for the Agent to make the Term Loan.

     Section 9.17.  INTEREST RATE PROTECTION ARRANGEMENTS.
     The Borrower shall have demonstrated to the satisfaction of the Agent that the Borrower has complied with the provisions of Section 6.17 hereof.

     Section 9.18.  RECEIPT OF FERC NOTIFICATION.
     The Borrower shall provide the Agent with evidence on the Closing Date that it has notified FERC of the effectiveness of the Acquisition pursuant to order (E) of the FERC Subsequent Order.

     Section 9.19.  REVISION OF POWER SALE AGREEMENT.
     The Borrower shall provide the Agent with evidence that Bangor and the Borrower have revised the Rate Schedule Agreement as required by the FERC Letter.

     Section 9.20.  EVIDENCE OF REVISION OF CODE OF CONDUCT
     The Borrower shall provide the Agent with evidence that it has timely filed with FERC a revised code of conduct as required by the FERC Order.

Section 10.  EVENTS OF DEFAULT; ACCELERATION.

     Section 10.1.  EVENTS OF DEFAULT.
     If any of the following events ("Events of Default" or, if notice or lapse of time or notice and lapse of time is required, then prior to such notice and/or lapse of time, "Defaults") shall occur:

          (a) the Borrower shall fail to pay any principal on the Term Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (b) the Borrower shall fail to pay any interest or fees due hereunder or under any of the Loan Documents when the same shall become due and payable whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment within three (3) days after the same shall become due and payable;

          (c) the Borrower shall fail to comply with its covenants contained in Section 6.4, Section 7 or Section 8 hereof or Bangor shall fail to comply with the covenants contained in the Guaranty;

          (d) the Borrower shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in subsections (a), (b), and (c) above) for fifteen
     (15) days after written notice of such failure has been given to Borrower by the Agent;

          (e) any representation or warranty of the Borrower or Bangor in this Agreement or in any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false or incorrect in any material respect on the date when made or deemed to have been made or repeated;

          (f) Bangor or the Borrower shall fail to pay at maturity, or within any applicable grace period, any obligation for borrowed money or credit received or in respect of any Capitalized Lease (other than the Loan Documents) or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

          (g) Bangor or the Borrower makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or shall petition to or apply for the appointment of a trustee or other custodian, liquidator or receiver of Bangor's or of any substantial part of the assets of Bangor or the Borrower or shall commence any case or other proceeding relating to Bangor or the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application is filed or any such case or other proceeding shall be commenced against Bangor or the Borrower, and Bangor or Borrower indicates its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

          (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating Bangor or the Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of Bangor or the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

          (i) there shall remain in force, undischarged, unsatisfied and unstayed for more than sixty (60) days, any final unpaid judgment (from which all appeals have been taken and determined or as to which all time for appeals has lapsed) against the Borrower which, with other outstanding final judgments shall continue unsatisfied and in effect, (net of uncontested insurance coverage) against the Borrower exceeding in the aggregate $100,000;

          (j) Chase shall commence any legal action to foreclose on the capital stock of the Borrower pledged to Chase pursuant to the Chase Credit Agreement;

          (k) if any of the Loan Documents or any Acquisition Document shall be cancelled, terminated, revoked or rescinded or the Agent's security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

          (l) the Borrower or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $100,000 which it shall have become liable to pay to the PBGC or to an Employee Benefit Plan under Title IV of ERISA; or notice of intent to terminate an Employee Benefit Plan or Employee Benefit Plans having an aggregate Unfunded Vested Liability in excess of $500,000 shall be filed pursuant to Title IV of ERISA by the Borrower; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or cause a trustee to be appointed to administer any such Employee Benefit Plan or Employee Benefit Plans or a proceeding shall be instituted by a fiduciary of any such Employee Benefit Plan or Employee Benefit Plans to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that such Employee Benefit Plan or Employee Benefit Plans must be terminated;

          (m) the Borrower shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than sixty (60) days;

          (n) (i) there shall occur and be continuing a default under the Unitil Contract or any of the Acquisition Documents that is reasonably expected to have a materially adverse effect on the assets, financial condition or prospects of the Borrower or the Borrower's ability to perform its obligations under the Loan Documents, the Unitil Contract or any of the Acquisition Documents, or (ii) the Unitil Contract shall be terminated by any party thereto;

          (o) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower if such loss, suspension, revocation or failure to renew could reasonably be expected to have a material adverse effect on the business or financial condition of the Borrower;

          (p) Bangor shall at any time, legally or beneficially own less than 100% of the capital stock of the Borrower, as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of the capital of the Borrower; or

          (q) the Borrower shall fail to purchase within thirty (30) days an interest rate cap or swap or fail to pay down the Term Loan pursuant to
     Section 6.17;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Term Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, other than notice expressly required hereunder, all of which are hereby expressly waived by the Borrower; PROVIDED that in the event of any Event of Default specified in Section 10.1(g), 10.1(h) or 10.1(n)(ii), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

     Section 10.2.  REMEDIES.
     In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Term Loan pursuant to Section 10.1, each Bank, if owed any amount with respect to the Term Loan may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the EX PARTE appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Term Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

     Section 10.3.  DISTRIBUTION OF COLLATERAL PROCEEDS.
     In the event that, following the occurrence or during the continuance of any Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

          (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent and the Banks under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

          (b) Second, to all other Obligations then due and payable to be shared PRO RATA among the Banks in accordance with their respective Loan Percentages of the outstanding Term Loan; PROVIDED, HOWEVER, that distributions shall be made (i) PARI PASSU among Obligations with respect to the Agent's fee payable pursuant to Section 3.1 and all other Obligations and (ii) with respect to each type of Obligation owing to the Banks, such as interest, principal, fees and expenses, among the Banks PRO RATA;

          (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-504(1)(c) of the Uniform Commercial Code of the State of New York; and

          (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

Section 11.  SETOFF.

     Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations then due and payable. Each of the Banks agrees with each other Bank that if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Term Notes held by, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Term Notes held by, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Term Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, PRO TANTO assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Term Notes held by it, its proportionate payment as contemplated by this Agreement; PROVIDED that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but, without interest. Such Bank shall notify the Borrower and the Agent and the other Banks promptly after exercising any right of setoff.

Section 12.  THE AGENT.

     Section 12.1.  AUTHORIZATION.

          (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, PROVIDED that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

          (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

          (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

     Section 12.2.  EMPLOYEES AND AGENTS.
     The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.

     Section 12.3.  NO LIABILITY.
     Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

     Section 12.4.  NO REPRESENTATIONS.
     The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Term Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Term Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Term Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Term Notes or to inspect any of the properties, books or records of the Borrower. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Term Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

     Section 12.5.  PAYMENTS.

          (a) PAYMENTS TO AGENT. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

          (b) DISTRIBUTION BY AGENT. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Term Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

          (c) DELINQUENT BANKS. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its PRO RATA share of the Term Loan or (b) to comply with the provisions of Section 11 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its PRO RATA share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of the outstanding Term Loan interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective PRO RATA shares of the outstanding Term Loan. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective PRO RATA shares of the outstanding Term Loan. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to the outstanding Term Loan of the nondelinquent Banks, the Banks' respective PRO RATA shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

     Section 12.6.  HOLDERS OF NOTES.
     The Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

     Section 12.7.  INDEMNITY.
     The Banks ratably agree hereby to indemnify and hold harmless the Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or such affiliate has not been reimbursed by the Borrower as required by Section 13), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Term Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

     Section 12.8.  AGENT AS BANK.
     In its individual capacity, BKB shall have the same obligations and the same rights, powers and privileges in respect to its Loan Percentage and the Term Loan made by it, and as the holder of a Term Note, as it would have were it not also the Agent.

     Section 12.9.  RESIGNATION.
     The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless an Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and approved by the Borrower and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     Section 12.10.  NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT.
     Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section
12.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

     Section 12.11.  DUTIES IN THE CASE OF ENFORCEMENT.
     In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and
(b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, PROVIDED that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

Section 13.  EXPENSES AND INDEMNIFICATION.

     Section 13.1.  EXPENSES.
     The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes payable by the Agent or any of the Banks on or with respect to the transactions contemplated by this Agreement in accordance with Section 3.3 (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the reasonable out-of-pocket fees, expenses and disbursements of the Agent or any of its affiliates incurred by the Agent or such affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein,
(e) any reasonable out-of-pocket fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling agency accounts, the Lockbox Account, Cash Collateral Account and other accounts for the collection of any of the Collateral, (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute arising hereunder or in connection with any Bank's or the Agent's relationship with the Borrower hereunder; PROVIDED that all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower hereunder and (g) all reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches and UCC filings. Notwithstanding the foregoing, the Borrower shall have no obligation hereunder to the Agent or any Bank with respect to any costs or expenses arising from the gross negligence or willful misconduct of the Agent or such Bank, as the case may be.

     Section 13.2.  INDEMNIFICATION.
     The Borrower agrees to indemnify and hold harmless the Agent, the Banks and their affiliates from and against any and all liabilities, losses, damages and expense of every nature and character resulting from any and all claims, actions and suits whether groundless or otherwise, arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of the Term Loan, (b) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from the Lock Box, bank agency or concentration accounts or in connection with the provisional honoring of checks or other items, (c) the Borrower entering into or performing this Agreement or any of the other Loan Documents or (d) with respect to the Borrower and its properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, except for the gross negligence or willful misconduct of the party indemnified. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. Notwithstanding anything to the contrary herein, the Borrower shall not be responsible for (i) the cost of more than one counsel for the Agent and its affiliates, and any Bank (that is not the Agent) and its affiliates, respectively, or (ii) settlements, waivers or releases made without Borrower's consent. If, and to the extent that the obligations of the Borrower under this Section 13.2 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

     Section 13.3  SURVIVAL.
     The covenants contained in this Section 13 shall survive payment or satisfaction in full of all other Obligations.

Section 14.  TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

     Section 14.1.  SHARING OF INFORMATION WITH SECTION 20 SUBSIDIARY.
     The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower in connection with this Agreement or otherwise, by a Section 20 Subsidiary. The Borrower hereby authorizes (a) such Section 20 Subsidiary to share with the Agent and each Bank any information delivered to such
Section 20 Subsidiary by the Borrower and (b) the Agent and each Bank to share with such Section 20 Subsidiary any information delivered to the Agent or such Bank by the Borrower pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement; it being understood, in each case, that any such Section 20 Subsidiary receiving such information shall be bound by the confidentiality provisions of this Agreement. Such authorization shall survive the payment and satisfaction in full of all of Obligations.

     Section 14.2.  CONFIDENTIALITY.
     Each of the Banks and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement that is identified by such Person as being "confidential" or "for internal use only" at the time the same is delivered to the Banks or the Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 14, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Banks or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or the Agent, or to auditors or accountants, (e) to the Agent, any Bank or any Section 20 Subsidiary, (f) if required pursuant to legal process in connection with any litigation to which any one or more of the Banks, the Agent or any Section 20 Subsidiary is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document,
(g) to a Subsidiary or affiliate of such Bank as provided in Section 14.1 or
(h) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of Section 16.6.

     Section 14.3.  PRIOR NOTIFICATION.
     Unless specifically prohibited by applicable law or court order, each of the Banks and the Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

     Section 14.4.  OTHER.
     In no event shall any Bank or the Agent be obligated or required to return any materials furnished to it or any Section 20 Subsidiary by the Borrower. The obligations of each Bank under this Section 14 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof, shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Term Loan from any Bank and shall survive for a period of two (2) years beyond the termination of this Agreement.

Section 15.  SURVIVAL OF COVENANTS, ETC.

     All covenants, agreements, representations and warranties made herein, in the Term Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Bangor or the Borrower pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Term Loan, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Term Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make the Term Loan, and for such time as may be otherwise expressly specified in this Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

Section 16.  ASSIGNMENT AND PARTICIPATION.

     Section 16.1.  CONDITIONS TO ASSIGNMENT BY BANKS.
     Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Term Note); provided that
(a) each of the Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (c) each assignment shall be in an amount of at least $5,000,000, and each Bank shall retain, free of any such assignment, an amount of not less than $5,000,000, and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of EXHIBIT F hereto (an "Assignment and Acceptance"), together with any Term Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 16.3, be released from its obligations under this Agreement.

     Section 16.2.  CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS;
COVENANTS.
     By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

          (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

          (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

          (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section Section 5.4 and 6.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

          (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

          (e) such assignee represents and warrants that it is an Eligible Assignee;

          (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

          (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; and

          (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

     Section 16.3.  REGISTER.
     The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Loan Percentage of, and principal amount of Term Loan owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.

     Section 16.4.  NEW NOTES.
     Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Term Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Term Note, a new Term Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Term Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Term Notes shall provide that they are replacements for the surrendered Term Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Term Notes, shall be dated the effective date of such in Assignment and Acceptance and shall otherwise be substantially the form of the assigned Term Notes. The surrendered Term Notes shall be cancelled and returned to the Borrower.

     Section 16.5.  PARTICIPATIONS.
     Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $1,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on the Term Loan, extend the term or increase the amount of the Term Note of such Bank as it relates to such participant, or extend any regularly scheduled payment date for principal or interest, and
(d) the Borrower shall not be obligated to pay any such Bank any greater amount pursuant to Section 3.3, Section 3.6, Section 3.9 or Section 3.10 in respect of the amount of the participation transferred by such transferor Bank to such participant than had no such transfer occurred. The Borrower agrees that, in the event that Chase or any Chase Bank, in their respective capacities as such, acquires a participation in any Term Loan (the portion thereof subject to such participation, a "Participated Term Loan") and, as a result of any applicable subordination arrangements, any principal or interest payments that would otherwise be applicable to such Participated Term Loan are not paid to the relevant participant on the date of receipt of such payment by the seller of such participation, then, effective on such date (a) any such deferred principal shall thereafter bear interest at 2% above the Base Rate and (b) any such deferred interest shall be added to the principal of such Participated Term Loan and shall thereafter bear interest at 2% above the Base Rate. Notwithstanding anything to the contrary in this Agreement, the Borrower unconditionally agrees to pay to the relevant participant any such deferred principal payments and capitalized amounts, and accrued interest thereon calculated as provided above, on demand, which demand may be made by the relevant participant once such participant is entitled to receive cash payments in respect of such participation in accordance with the relevant subordination arrangements.

     Section 16.6.  DISCLOSURE.
     The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

     Section 16.7.  ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWER.
     If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 10.1, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in the Term Loan. If any Bank sells a participating interest in the Term Loan to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section
10.1 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Term Loan to the extent of such participation.

     Section 16.8.  MISCELLANEOUS ASSIGNMENT PROVISIONS.
     Any assigning Bank shall retain its rights to be indemnified pursuant to
Section 13 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 16 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Term Note) to any of the twelve Federal Reserve Banks organized under
Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

     Section 16.9.  ASSIGNMENT BY BORROWER.
     The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

Section 17.  NOTICES, ETC.

     Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Term Note shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy or facsimile and confirmed by delivery via courier or postal service, addressed as follows:

          (a)  if to the Borrower, at 33 State Street, Bangor, Maine 04402,
     Attention: General Counsel, telecopy: (207) 990-6963 or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

          (b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Michael M. Parker, Managing Director, telecopy:
     (617) 434-3652 or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

          (c) if to any Bank, at such Bank's address set forth on SCHEDULE 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile along with receipt of confirmation and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third (3rd) Business Day following the mailing thereof.

Section 18.  GOVERNING LAW.

     THIS AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW
Section 5-1401). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN Section 17. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

Section 19.  HEADINGS.

     The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 20.  COUNTERPARTS.

     This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

Section 21.  ENTIRE AGREEMENT, ETC.

     The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 23.

Section 22.  WAIVER OF JURY TRIAL.

     Each of the Agent, the Banks and the Borrower hereby waive its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, the Term Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law, all parties to this Agreement hereby waive any right they may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

Section 23.  CONSENTS, AMENDMENTS, WAIVERS, ETC.

     Any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Term Notes (other than interest accruing pursuant to Section 3.12 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the date or amount of an interest or principal payment hereunder and the Loan Percentage of any Bank hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the Term Loan Maturity Date may not be postponed without the written consent of each Bank affected thereby; this Section 23 and the definition of Majority Banks may not be amended, without the written consent of all of the Banks; and the amount of the Agent's Fee payable for the Agent's account and Section 12 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 24.  SEVERABILITY.

     The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

                              BANGOR ENERGY RESALE, INC.



                              By:  /s/Frederick S. Samp
                                 -------------------------------------------
                                 Name:  Frederick S. Samp
                                 Title:  Treasurer


                              BANKBOSTON, N.A., individually and as Agent



                              By:  /s/Micheal M. Parker
                                 -------------------------------------------
                                 Name:  Michael M. Parker
                                 Title:  Managing Director

EXHIBIT A to
Term Loan Agreement



COLLATERAL ASSIGNMENT OF CONTRACTS


     This ASSIGNMENT AGREEMENT (this "Agreement"), dated as of March 31, 1998, is between BANGOR ENERGY RESALE, INC., a Maine corporation (the "Assignor"), and BANKBOSTON, N.A. as agent (the "Assignee").

     WHEREAS, pursuant to the terms of the Term Loan Agreement, dated as of March 31, 1998, (as amended, modified, supplemented or restated from time to time, the "Loan Agreement"), among the Assignor, the lending institutions listed on SCHEDULE 1 thereto (collectively, the "Banks") and the Assignee, as agent, the Assignor has agreed to assign to the Assignee for the benefit of the Assignee and the Banks, certain collateral as described below;

     NOW, THEREFORE, the parties hereby agree as follows:

     1. The Assignor hereby pledges, assigns, transfers and grants to the Assignee a continuing first priority security interest and lien on all of the Assignor's right, title and interest in (a) that certain Power Sales Agreement between Unitil Power Corp., a New Hampshire corporation and Bangor Hydro-Electric Company, a Maine corporation ("Bangor"), dated March 26, 1986 and amended by the Amendment to March 26, 1986, Power Sales Agreement, dated April 29, 1993, and the Second Amendment to Power Sales Agreement, dated March 1, 1995, as assigned to the Assignor pursuant to the Unitil Contract Assignment dated as of the date hereof between Bangor and the Assignor (the "Unitil Contract"), (b) that certain Agreement dated October 30, 1997 by and between Bangor and the Assignor (the "Rate Schedule Agreement"), and (c) the Service Agreement dated on or prior to the Closing Date between Bangor and the Assignor (the "Service Agreement") and (d) any such contracts as Bangor Energy may enter into in the future ancillary to the performance of the Unitil Contract. Such agreements are therein referred to collectively as the "Contracts", and copies of which are attached hereto as EXHIBIT A.

     2. This assignment is made solely for the purpose of securing the payment and performance by the Assignor of all of the Obligations (as defined in the Loan Agreement) now existing or hereinafter arising. If and so long as there shall not have occurred and be continuing any Event of Default and acceleration or notice by the Majority Lenders under the Loan Agreement, Assignee shall permit the Assignor to have the benefit of all rights under the Contracts and the ability to enforce all the obligations under the Contracts to the extent permitted by the Loan Documents.

     3. Anything herein to the contrary notwithstanding, the Assignor shall remain liable under the Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed. The exercise by the Assignee of any of the rights hereunder shall not release the Assignor from any of its duties of obligations under the Contracts. The Assignee shall not have by reason of this Agreement, nor shall the Assignee be obligated to perform, any of the obligations or duties of the Assignor thereunder or to take any action to collect of enforce any claim or payment assigned hereunder.

     4.   The Assignor further agrees, represents and warrants that:

          (a) The Assignor specifically acknowledges and agrees that the Assignee neither assumes, nor shall have any responsibility for, the payment of any sums due or to become due under the Contracts or the performance of the Contracts and the Assignor hereby agrees to indemnify the Assignee in accordance with Section 13. 2 of the Loan Agreement.

          (b) If there shall be a default under the Contracts on the part of the Assignor, for any reason, the Assignee may, at its option, without waiving or releasing the Assignor from any of the terms hereof or any of the Obligations, cure the default, and the cost of curing the same (and all necessary and incidental costs and expenses in connection therewith, including, but not limited to, reasonable counsel fees), with interest at the highest rate payable on the Obligations from the time of the advance or advances therefor, shall be deemed an advance to the Assignor and part of the Obligations, and shall be due and payable by the Assignor to the Assignee upon demand.

          (c) If an Event of Default shall occur and be continuing, in addition to all other rights and remedies of the Assignee pursuant to any agreements of the Assignor in favor of or assigned to and held by the Assignee or pursuant to applicable law or otherwise, the Assignee or its successor or designee shall have (i) all of the rights and remedies under applicable law, including, without limitation, the rights and remedies provided to a secured party under the Uniform Commercial Code as enacted and then in force in any jurisdiction of the United States and any analogous legislation or laws of like import or purpose in force in any other country,
(ii) all of the rights and remedies provided to the Assignee under the Security Agreement dated as of March 31, 1998 and between the Assignee and the Assignor (the "Security Agreement"), and (iii) only after acceleration or direction by the Majority Banks and subject to necessary governmental authorizations and filings, if any, all rights and benefits under the Contracts without, in each case, modifying or discharging any of the Obligations. Upon the occurrence and during the continuance of any such Event of Default, the Assignor agrees to execute any and all documents requested by the Assignee in its sole discretion to enable the Assignee to exercise all of the rights of the Assignor under the Contracts.

          (f) The Assignee may take or release other security which it may hold for the payment of the Obligations, may release any party primarily or secondarily liable therefor, and may apply any other security held by it to the satisfaction, or partial satisfaction, of such Obligations without prejudice to any of its rights under this Agreement.

          (g) The Assignor hereby designates and appoints the Assignee and each of its designees or agents as attorney-in-fact of the Assignor irrevocably and with power of substitution, with authority to execute and deliver for and on behalf of the Assignor, after the occurrence and during the continuance of an Event of Default and acceleration or direction of the Majority Banks, any and all instruments, documents, agreements and other writings necessary or advisable for the exercise on behalf of the Assignor of any rights created or existing under or pursuant to the Contracts.

     5. The Assignee hereby accepts such assignment and assumes and agrees to perform, observe and comply with all of the Assignor's obligations under the Contracts, but only in the event that it in fact shall have exercised its rights as Assignee hereunder.

     6. This Agreement shall be binding upon and enure to the benefit of the respective successors and assigns of the Assignor and the Assignee.

     7. All capitalized terms not specifically defined in this Agreement and defined in the Loan Agreement shall have the same meanings herein as in the Loan Agreement.

     8. This Agreement shall create a continuing assignment of and security interest in the Contracts and shall remain in full force and effect until payment in full in cash of principal and interest on the Term Loan and all other Obligations then due and payable.

     9. This Agreement has been executed as a supplement to and not a substitution for or amendment to the Security Agreement, and nothing contained in this Agreement shall derogate from any of the rights or remedies granted by the Assignor in favor of the Assignee pursuant to the Security Agreement.

     10.  THIS AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW
SECTION 5-1401, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     11. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.



[Signature Page Follows]

     IN WITNESS WHEREOF, the Assignor and the Assignee have executed this instrument as of the date first written above.


                                   BANGOR ENERGY RESALE, INC.


                                   By:
                                   ------------------------------------
                                     Name:
                                     Title:




                                   BANKBOSTON, N.A., as Agent



                                   By:
                                   ------------------------------------
                                     Name:
                                     Title:



Acknowledged and Consented to by:

BANGOR HYDRO-ELECTRIC COMPANY


By:
    --------------------------
    Name:
    Title:


EXHIBIT B to
Term Loan Agreement

                              SECURITY AGREEMENT

     SECURITY AGREEMENT, dated as of March 31, 1998, between BANGOR ENERGY RESALE, INC., a Maine corporation (the "Company"), and BANKBOSTON, N.A., a national banking association, as agent (hereinafter, in such capacity, the "Agent") for itself and the other lending institutions (hereinafter, collectively, the "Banks") which are or may become parties to a Term Loan Agreement dated as of March 31, 1998 (as amended and in effect from time to time, the "Loan Agreement"), among the Company, the Banks and the Agent.

     WHEREAS, the Company has entered into the Loan Agreement with the Agent and the Banks, pursuant to which the Banks, subject to the terms and conditions contained therein, are to make a Term Loan to the Company; and

     WHEREAS, it is a condition precedent to the Banks' making the Term Loan to the Company under the Loan Agreement that the Company execute and deliver to the Agent, for the benefit of the Banks and the Agent, a security agreement in substantially the form hereof; and

     WHEREAS, the Company wishes to grant security interests in favor of the Agent, for the benefit of the Banks and the Agent, as herein provided;

     NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.  DEFINITIONS.

     All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Loan Agreement. All terms defined in the Uniform Commercial Code of the State of New York and used herein shall have the same definitions herein as specified therein.

2.  GRANT OF SECURITY INTEREST.

2.1.  COLLATERAL GRANTED.
     The Company hereby grants to the Agent, for the benefit of the Banks and the Agent, to secure the payment and performance in full of all of the Obligations, a security interest in and so pledges and assigns to the Agent, for the benefit of the Banks and the Agent, the following properties, assets and rights of the Company, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the "Collateral"):

          All personal and fixture property of every kind and nature including without limitation all furniture, fixtures, equipment, raw materials, inventory, other goods, accounts, contract rights, rights to the payment of money, insurance refund claims and all other insurance claims and proceeds, tort claims, chattel paper, documents, instruments, securities and other investment property, deposit accounts, rights to proceeds of letters of credit and all general intangibles including, without limitation, all tax refund claims, license fees, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which the Company possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Company, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics.

2.2.  DELIVERY OF INSTRUMENTS, ETC.

          (a) Pursuant to the terms hereof, the Company has endorsed, assigned and delivered to the Agent all negotiable or non-negotiable instruments (including certificated securities), and chattel paper pledged by it hereunder, together with instruments of transfer or assignment duly executed in blank as the Agent may have specified. In the event that the Company shall, after the date of this Agreement, acquire any other negotiable or non-negotiable instruments (including certificated securities), or chattel paper to be pledged by it hereunder, the Company shall forthwith endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify.

          (b) To the extent that any securities now or hereafter acquired by the Company are uncertificated and are issued to the Company or its nominee directly by the issuer thereof, the Company shall cause the issuer to note on its books the security interest of the Agent in such securities and shall cause the issuer, pursuant to an agreement in form and substance satisfactory to the Agent, to agree to comply with instructions from the Agent as to such securities, without further consent of the Company or such nominee. To the extent that any securities, whether certificated or uncertificated, or other financial assets now or hereafter acquired by the Company are held by the Company or its nominee through a securities intermediary, the Company shall
     (i) cause such securities intermediary to note on its books the security interest of the Agent in such securities or other financial assets and to confirm such notation promptly to the Agent and (ii) at the request of the Agent, cause such securities intermediary, pursuant to an agreement in form and substance satisfactory to the Agent, to agree to comply with entitlement orders or other instructions from the Agent as to such securities or other financial assets, without further consent of the Company or such nominee.

2.3.  EXCLUDED COLLATERAL.
     Notwithstanding the foregoing provisions of this Section 2, such grant of security interest shall not extend to, and the term "Collateral" shall not include, any chattel paper and general intangibles which are now or hereafter held by the Company as licensee, lessee or otherwise, to the extent that (a) such chattel paper and general intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of the license, lease or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the licensor or lessor thereof or other applicable party thereto and (b) such consent has not been obtained; PROVIDED, HOWEVER, that the foregoing grant of security interest shall extend to, and the term "Collateral" shall include, (i) any and all proceeds of such chattel paper and general intangibles to the extent that the assignment or encumbering of such proceeds is not so restricted and (ii) upon any such licensor, lessor or other applicable party consent with respect to any such otherwise excluded chattel paper or general intangibles being obtained, thereafter such chattel paper or general intangibles as well as any and all proceeds thereof that might have theretofore have been excluded from such grant of a security interest and the term "Collateral"

3.  TITLE TO COLLATERAL.

     The Company is the owner of the Collateral free from any adverse lien, security interest or other encumbrance, except for the security interest created by this Agreement and other liens permitted by the Loan Agreement. None of the Collateral constitutes, or is the proceeds of, "farm products" as defined in Section 9-109(3) of the Uniform Commercial Code of the State of New York.

4.  CONTINUOUS PERFECTION.

     The Company's place of business or, if more than one, chief executive office is indicated on the Perfection Certificate delivered to the Agent herewith (the "Perfection Certificate"). The Company will not change the same, or the name, identity or corporate structure of the Company in any manner, without providing at least thirty (30) days prior written notice to the Agent. The Collateral, to the extent not delivered to the Agent pursuant to Section 2.2, will be kept at those locations listed on the Perfection Certificate and the Company will not remove the Collateral from such locations, without providing at least thirty (30) days prior written notice to the Agent.

5.  NO LIENS.

     Except for the security interest herein granted and liens permitted by the Loan Agreement, the Company shall be the owner of the Collateral free from any lien, security interest or other encumbrance, and the Company shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Agent or any of the Banks. The Company shall not pledge, mortgage or create, or suffer to exist a security interest in the Collateral in favor of any person other than the Agent, for the benefit of the Banks and the Agent except for liens expressly permitted by the Loan Agreements.

6.  NO TRANSFERS.

     The Company will not sell or offer to sell or otherwise transfer the Collateral or any interest therein except for sales of inventory in the ordinary course of business.

7.  INSURANCE.

7.1.  MAINTENANCE OF INSURANCE.
     The Company will maintain insurance in accordance with Section 6.7 of the Loan Agreement. In addition, the Company and the Agent shall be named additional insured under the umbrella insurance policy of Bangor in accordance with Section 9.8 of the Loan Agreement.

7.2.  NOTICE OF CANCELLATION, ETC.
     All policies of insurance shall provide for at least thirty (30) days prior written cancellation notice to the Agent. In the event of failure by the Company to maintain insurance as herein provided, the Agent may, at its option upon five (5) days prior notice to the Company, obtain such insurance and charge the amount thereof to the Company.

8.  MAINTENANCE OF COLLATERAL; COMPLIANCE WITH LAW.

     The Company will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon. The Agent, or its designee, may inspect the Collateral at any reasonable time, wherever located. Subject to the provisions of the Loan Agreement, the Company will pay promptly when due all taxes, assessments, government charges and levies upon the Collateral incurred in connection with this Agreement.

9.  COLLATERAL PROTECTION EXPENSES; PRESERVATION OF COLLATERAL.

9.1.  EXPENSES INCURRED BY AGENT.
     The Company agrees to pay (a) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Company or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute arising hereunder or in connection with any Bank's or the Agent's relationship with the Company hereunder; PROVIDED that all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against the Company or the administration thereof after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Company hereunder and (b) all reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches and UCC filings. Notwithstanding the foregoing, the Company shall have no obligation hereunder to the Agent or any Bank with respect to any costs or expenses arising from the gross negligence or willful misconduct of the Agent or such Bank, as the case may be.

9.2.  AGENT'S OBLIGATIONS AND DUTIES.
     Anything herein to the contrary notwithstanding, the Company shall remain liable under each contract or agreement comprised in the Collateral to be observed or performed by the Company thereunder. Neither the Agent nor any Bank shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Agent or any Bank of any payment relating to any of the Collateral, nor shall the Agent or any Bank be obligated in any manner to perform any of the obligations of the Company under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Agent or any Bank in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Agent or to which the Agent or any Bank may be entitled at any time or times. The Agent's sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under
Section 9-207 of the Uniform Commercial Code of the State of New York or otherwise, shall be to deal with such Collateral in the same manner as the Agent deals with similar property for its own account.

10.  SECURITIES AND DEPOSITS.

     The Agent may at any time after an Event of Default and upon acceleration of the Obligations, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations that are then due and payable, and may demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral.

11.  FURTHER ASSURANCES.

     The Company, at its own expense, shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Agent may reasonably require more completely to vest in and assure to the Agent and the Banks their respective rights hereunder or in any of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and continuation statements under the Uniform Commercial Code, (b) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other applicable party referred to in Section 2.3.

12.  POWER OF ATTORNEY.

12.1.  APPOINTMENT AND POWERS OF AGENT.
     The Company hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Company or in the Agent's own name, for the purpose of carrying out the terms of this Agreement, at any time during an Event of Default and upon acceleration of the Obligations (i) to take any and all appropriate action and (ii) to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Company, without notice to or assent by the Company, to do the following:

          (a) upon the occurrence and during the continuance of an Event of Default and upon acceleration of the Obligations, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State of New York and as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do at the Company' expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Agent's security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Company might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the Company, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Agent so elects, with a view to causing the liquidation in a commercially reasonable manner of assets of the issuer of any such securities and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

          (b) to file such financing statements with respect hereto, with or without the Company's signature, or a photocopy of this Agreement in substitution for a financing statement, as the Agent may deem appropriate and to execute in the Company's name such financing statements and amendments thereto and continuation statements which may require the Company's signature, and shall provide the Company with evidence and confirmation of such filing.

12.2.  RATIFICATION BY COMPANY.
     To the extent permitted by law, the Company hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

12.3.  NO DUTY ON AGENT.
     The powers conferred on the Agent hereunder are solely to protect the interests of the Agent and the Banks in the Collateral and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to the Company for any act or failure to act, except for the Agent's own gross negligence or willful misconduct.

13.  REMEDIES.

     If an Event of Default shall have occurred and be continuing, the Agent may, without notice to or demand upon the Company, declare this Agreement to be in default, and following acceleration of the Obligations in accordance with the Loan Agreement, the Agent shall thereafter have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code, including, without limitation, the right to take possession of the Collateral, and for that purpose the Agent may, so far as the Company can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. In connection therewith the Agent may in its discretion require the Company to assemble all or any part of the Collateral at such location or locations within the state(s) of the Company's principal office(s) or at such other locations as the Agent may designate. The Agent shall give to the Company at least five (5) Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Company hereby acknowledges that five
(5) Business Days prior written notice of such sale or sales shall be reasonable notice. In addition, the Company waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Agent's rights hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights with respect thereto. To the extent that any of the Obligations are to be paid or performed by a person other than the Company, the Company waives and agrees not to assert any rights or privileges which it may have under Section 9-112 of the Uniform Commercial Code of the State of New York.

14.  NO WAIVER, ETC.

     The Company waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, the Company assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Agent may deem advisable. The Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 9.2. The Agent shall not be deemed to have waived any of its rights upon or under the Obligations or the Collateral unless such waiver shall be in writing and signed by the Agent. No delay or omission on the part of the Agent in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of the Agent with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Agent deems expedient.

15.  MARSHALLING.

     Neither the Agent nor any Bank shall be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights of the Agent hereunder and of the Agent or any Bank in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, the Company hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Agent's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Company hereby irrevocably waives the benefits of all such laws.

16.  GOVERNING LAW; CONSENT TO JURISDICTION.

     THIS AGREEMENT IS INTENDED TO TAKE EFFECT AND SHALL, PURSUANT TO New York General Obligations Law Section 5-1401, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Company agrees that any suit for the enforcement of this Agreement may be brought in the courts of the State of New York or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Company by mail at the address specified in
Section 17 of the Loan Agreement. The Company hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

17.  WAIVER OF JURY TRIAL.

     EACH OF THE AGENT, THE COMPANY AND THE BANKS WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Company waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Company (a) certifies that neither the Agent or any Bank nor any representative, agent or attorney of the Agent or any Bank has represented, expressly or otherwise, that the Agent or any Bank would not, in the event of litigation, seek to enforce the foregoing waivers and
(b) acknowledges that, in entering into the Loan Agreement and the other Loan Documents to which the Agent or any Bank is a party, the Agent and the Banks are relying upon, among other things, the waivers and certifications contained in this Section 17.

18.  MISCELLANEOUS.

     The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon the Company and its respective successors and assigns, and shall inure to the benefit of the Agent, the Banks and their respective successors and assigns. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. The Company acknowledges receipt of a copy of this Agreement.



[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, intending to be legally bound, the Company has caused this Agreement to be duly executed as of the date first above written.

                              BANGOR ENERGY RESALE, INC.



                              By:
                                 -------------------------------------------
                                 Name:
                                 Title:

Accepted:

BANKBOSTON, N.A.,
  as Agent



By:
   ------------------------------------
   Name:
   Title:



CERTIFICATE OF ACKNOWLEDGMENT

STATE OF  _____________________________________   )
                                                  )  ss.
COUNTY OF _____________________________________   )


     Before me, the undersigned, a Notary Public in and for the county aforesaid, on this ___ day of March, 1998, personally appeared _________________ to me known personally, and who, being by me duly sworn, deposes and says that he is the ______________ of Bangor Energy Resale, Inc., and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said ______________ acknowledged said instrument to be the free act and deed of said corporation.



                              ______________________________
                              Notary Public
                              My commission expires:______________

EXHIBIT C to the
Term Loan Agreement



TERM NOTE

$24,800,000                                   March 31, 1998


     FOR VALUE RECEIVED, the undersigned BANGOR ENERGY RESALE, INC., a Maine corporation (the "Borrower"), hereby promises to pay to the order of, BANKBOSTON, N.A., a national banking association (the "Bank"), at the Agent's Head Office (as defined in the Loan Agreement referred to below):

          (a) prior to or on the Maturity Date the principal amount of Twenty Four Million Eight Hundred Thousand Dollars ($24,800,000), evidencing the Term Loan made by the Bank to the Borrower pursuant to the Term Loan Agremment, dated as of March 31, 1998 (as amended and in effect from time to time, the "Loan Agreement"), by and among the Borrower, the Bank and other parties thereto;

          (b) the principal outstanding hereunder from time to time at the times provided in the Loan Agreement; and

          (c) interest from the date hereof on the principal amount from time to time outstanding to and including the maturity hereof at the rates and terms and in all cases in accordance with the terms of the Loan Agreement.

     This promissory note (this "Note") evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Loan Agreement. The Bank and any holder hereof is entitled to the benefits of the Loan Agreement, the Security Documents and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Loan Agreement.

     The Borrower irrevocably authorizes the Bank to make or cause to be made, at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the receipt of such payment. The outstanding amount of the Term Loan set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to the Term Loan shall, absent manifest error, be PRIMA FACIE evidence of the principal amount of the Term Loan owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Loan Agreement to make payments of principal of and interest on this Note when due.

     The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Loan Agreement.

     If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

     No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.

     The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

     THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW Section 5-1401). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN Section 17 OF THE LOAN AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.



                              BANGOR ENERGY RESALE, INC.



                              By:
                                 -------------------------------------------
                                 Name:
                                 Title:

EXHIBIT D to
Term Loan Agreement

                        FORM OF COMPLIANCE CERTIFICATE

                                   [Date]

To the Banks Party to the
  Loan Agreement Referred to Below
c/o BankBoston, N.A., as Agent
100 Federal Street
Boston, Massachusetts  02110
Attn.   MICHAEL M. PARKER:

Ladies and Gentlemen:

    Reference is hereby made to the Term Loan Agreement, dated as of March 31, 1998 (as amended and in effect from time to time, the "Loan Agreement"), by and among BANGOR ENERGY RESALE, INC., a Maine corporation (the "Borrower"), BANKBOSTON, N.A., a national banking association and the other lending institutions which are or may become parties to the Loan Agreement (hereinafter, collectively, the "Banks") and BankBoston, N.A. as agent for the Banks (in such capacity, the "Agent"). All terms defined in the Loan Agreement and used herein without definition shall have the same respective meaning provided therefor in the Loan Agreement.

    Pursuant to Section 6.3 of the Loan Agreement, the principal financial or accounting officer of the Borrower hereby certifies to each of you as follows: (a) the information furnished in the calculations attached hereto was true and correct in all material respects as of the last day of the fiscal [year] [quarter] next preceding the date of this certificate; (b) as of the date of this certificate, there exists no Default or Event of Default; and (c) the financial statements delivered herewith were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except, in the case of quarterly statements, for provisions for footnotes and, in all cases, except as disclosed therein).

    IN WITNESS WHEREOF, the undersigned officer has executed this Compliance Certificate as of the date first written above.


                             BANGOR ENERGY RESALE, INC.


                             By:_______________________________
                                 Name:
                                 Title:
COMPLIANCE CERTIFICATE WORKSHEET

Financial Covenants

For the period ended _________, 199__


8.1  NET WORTH

     (a) Total Assets of the Borrower for the period ending _______  $_______

     (b) Total Liabilities of the Borrower for the period ending ___ $_______

     (c) The excess of (a) over (b)
         (Not to be less than amounts set forth in
          Loan Agreement)                                            $_______

8.2  DEBT SERVICE RATIO

     (a) Cash payments received for System Power
             for the period ending ___________                       $_______

     (b) Total Debt Service for such period                          $_______

     (c) Costs and expenses for such System Power
             in such period                                          $_______

     (d) Sum of (b) PLUS (c)                                         $_______

     (e) Ratio of (a) to (d)
         (Not to be less than 1.20:1:00 at any time)                 $_______

8.3  CAPITAL EXPENDITURE

     Capital Expenditures made in such period
     (shall not exceed $0)                                           $_______



EXHIBIT E to the
Term Loan Agreement





                           BANGOR ENERGY RESALE, INC.
                                33 State Street
                             Bangor, Maine  04402


                            DIRECT COLLECTION LETTER

                                       of

                           THE POWER SALES AGREEMENT
                            (the "Unitil Contract")

                          dated as of March 26, 1986,
                       amended as of April 29, 1993, and
                          amended as of March 1, 1995

                                by and between

                               UNITIL POWER CORP.

                                      and

                           BANGOR ENERGY RESALE, INC.

     Except as otherwise directed in writing by BankBoston, N.A. in its capacity as agent (the "Agent") under a certain Term Loan Agreement, dated as of March 31, 1998 by and among, the Agent, Bangor Energy Resale, Inc., and certain lenders party thereto (the "Loan Agreement"), you are hereby instructed to pay all of your payments and other amounts payable by you to us under that certain Power Sale Agreement described above (the "Unitil Contract") to the following address:

                         ___________________________
                         ___________________________
                         ___________________________

     Unless otherwise agreed to in writing by the Agent, only payments made as provided above shall satisfy your obligations to make payments under the Unitil Contract.


                              Sincerely,

Date:  March 31, 1998         BANGOR ENERGY RESALE, INC.



                              By:  ________________________
                                 Name:
                                 Title:

EXHIBIT F to
Term Loan Agreement


                      FORM OF ASSIGNMENT AND ACCEPTANCE



                       Dated as of __________________

     Reference is made to the Term Loan Agreement, dated as of March 31, 1998 (as from time to time amended and in effect, the "Loan Agreement"), by and among BANGOR ENERGY RESALE, INC., a Maine corporation (the "Borrower"), the banking institutions referred to therein as Banks (collectively, the "Banks"), and BANKBOSTON, N.A., a national banking institution, as agent (in such capacity, the "Agent") for the Banks. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.

     ____________________ (the "Assignor") and ____________________ (the
"Assignee") hereby agree as follows:


1.  ASSIGNMENT.

     Subject to the terms and conditions of this Assignment and Acceptance, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes without recourse to the Assignor, a $_______ interest in and to the rights, benefits, indemnities and obligations of the Assignor under the Term Agreement equal to ____% in respect of the Term Loan immediately prior to the Effective Date (as hereinafter defined).

2.  ASSIGNOR'S REPRESENTATIONS.

     The Assignor (i) represents and warrants that (A) it is legally authorized to enter into this Assignment and Acceptance, (B) as of the date hereof, the aggregate outstanding balance of its Term Loan equals $_________ (in each case after giving effect to the assignment contemplated hereby but without giving effect to any contemplated assignments which have not yet become effective), and (C) immediately after giving effect to all assignments which have not yet become effective, the Assignor's Loan Percentage will be sufficient to give effect to this Assignment and Acceptance, (ii) makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant thereto or the attachment, perfection or priority of any security interest, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder free and clear of any claim or encumbrance; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations of any of its obligations under the Term Agreement or any of the other Loan Documents or any other instrument or document delivered or executed pursuant thereto; and (iv) attaches hereto the Term Note delivered to it under the Term Agreement.

     The Assignor requests that the Borrower exchange the Assignor's Term Note for new Term Notes payable to the Assignor and the Assignee as follows:



                Notes Payable to         Amount of
                  the Order of:          Term Note

                Assignor            $_____________
                Assignee            $_____________

3.  ASSIGNEE'S REPRESENTATIONS.

     The Assignee (i) represents and warrants as of the date hereof and as of the Effective Date that (A) it is duly and legally authorized to enter into this Assignment and Acceptance, (B) the execution, delivery and performance of this Assignment and Acceptance do not conflict with any provision of law or of the charter or by-laws of the Assignee, or of any agreement binding on the Assignee, (C) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Assignment and Acceptance, and to render the same the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws; (ii) confirms that it has received a copy of the Term Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.3 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Agreement; (iv) represents and warrants that it is an Eligible Assignee; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Term Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Term Agreement are required to be performed by it as a Bank.

4.  EFFECTIVE DATE.

     The effective date for this Assignment and Acceptance shall be March 31, 1998 (the "Effective Date"). Following the execution of this Assignment and Acceptance and the consent of the Borrower hereto having been obtained, each party hereto shall deliver its duly executed counterpart hereof to the Agent for consent by the Agent and recording in the Register by the Agent.

5.  RIGHTS UNDER TERM AGREEMENT.

     Upon such acceptance and recording, from and after the Effective Date,
(i) the Assignee shall be a party to the Term Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder, and (ii) the Assignor shall, with respect to that portion of its interest under the Term Agreement assigned hereunder, relinquish its rights and be released from its obligations under the Term Agreement; provided, however, that the Assignor shall retain its rights to be indemnified pursuant to Section 3.6 of the Term Agreement with respect to any claims or actions arising prior to the Effective Date.

6.  PAYMENTS.

     Upon such acceptance of this Assignment and Acceptance by the Agent and such recording, from and after the Effective Date, the Agent shall make all payments in respect of the rights and interests assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee.

7.  GOVERNING LAW.

     THIS ASSIGNMENT AND ACCEPTANCE IS TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW Section 5-1401.

8.  COUNTERPARTS.

     This Assignment and Acceptance may be executed in any number of counterparts which shall together constitute but one and the same agreement.

     IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Assignment and Acceptance to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.



                              [ASSIGNOR]



                              By:_____________________________
                                 Name:
                                 Title:



                              [ASSIGNEE]



                              By:_____________________________
                                 Name:
                                 Title:



Accepted and Agreed:

BANGOR ENERGY RESALE, INC.


By:_____________________________
    Name:
    Title: